Execution Version
Exhibit 2.1

ASSET PURCHASE AGREEMENT
dated as of February 21, 2024 by and between
BUZZFEED MEDIA ENTERPRISES, INC.
and
COMMERCE MEDIA HOLDINGS, LLC

TABLE OF CONTENTS
ARTICLE I DEFINITIONS    1
SECTION 1.01    CERTAIN DEFINED TERMS    1
SECTION 1.02    TERMS GENERALLY    14
ARTICLE II PURCHASE AND SALE OF TRANSFERRED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES    15
SECTION 2.01    PURCHASE AND SALE OF TRANSFERRED ASSETS;
EXCLUSION OF EXCLUDED ASSETS    15
SECTION 2.02    ASSUMPTION OF ASSUMED LIABILITIES; RETENTION OF RETAINED LIABILITIES    16
SECTION 2.03    PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE    17
SECTION 2.04    THE CLOSING    17
SECTION 2.05    DELIVERIES FOR THE CLOSING    17
ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO SELLER    19
SECTION 3.01    ORGANIZATION, STANDING AND POWER;
QUALIFICATIONS    19
SECTION 3.02    AUTHORITY; EXECUTION AND DELIVERY;
ENFORCEABILITY    19
SECTION 3.03    NO CONFLICTS; CONSENTS AND APPROVALS    20
SECTION 3.04    SOLVENCY; NO FRAUDULENT CONVEYANCE    20
ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE TRANSFERRED ASSETS    21
SECTION 4.01    BUSINESS FINANCIAL INFORMATION    21
SECTION 4.02    NO UNDISCLOSED LIABILITIES; NO MATERIAL ADVERSE EFFECT; ABSENCE OF CHANGES.    21
SECTION 4.03    ABSENCE OF LITIGATION    23
SECTION 4.04    COMPLIANCE WITH LAWS    23
SECTION 4.05    GOVERNMENTAL LICENSES AND PERMITS    24
SECTION 4.06    SUFFICIENCY OF ASSETS; TITLE    24
SECTION 4.07    REAL PROPERTY    25
SECTION 4.08    SELLER EMPLOYEE BENEFIT PLANS    25
SECTION 4.09    EMPLOYEE MATTERS    27
SECTION 4.10    CONTRACTS    28
SECTION 4.11    BROKERS OR FINDERS    30
SECTION 4.12    INTELLECTUAL PROPERTY    30
SECTION 4.13    TAXES.    31
-i-

SECTION 4.14    CUSTOMERS AND SUPPLIERS    31
SECTION 4.15    AFFILIATE TRANSACTIONS    32
SECTION 4.16    EQUIPMENT    32
SECTION 4.17    CONDUCT OF BUSINESS    32
SECTION 4.18    PRIVACY AND SECURITY    33
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER    34
SECTION 5.01    ORGANIZATION AND GOOD STANDING    34
SECTION 5.02    AUTHORITY    34
SECTION 5.03    NO CONFLICT; CONSENTS AND APPROVALS    35
SECTION 5.04    ABSENCE OF LITIGATION    36
SECTION 5.05    BROKERS    36
SECTION 5.06    FINANCIAL CAPABILITY    36
SECTION 5.07    SOLVENCY    36
SECTION 5.08    NO OTHER REPRESENTATIONS OR WARRANTIES    36
ARTICLE VI COVENANTS    37
SECTION 6.01    ACCESS TO INFORMATION    37
SECTION 6.02    CONFIDENTIALITY; PUBLICITY    38
SECTION 6.03    BULK SALES    39
SECTION 6.04    INSURANCE    39
SECTION 6.05    CERTAIN SERVICES AND BENEFITS PROVIDED BY AFFILIATES; INTERCOMPANY MATTERS; FURTHER
ASSURANCES.    39
SECTION 6.06    SELLER TRADEMARKS    40
SECTION 6.07    NON-TRANSFERRED SOFTWARE; INFORMATION    40
SECTION 6.08    MAINTENANCE OF BOOKS AND RECORDS    40
SECTION 6.09    NON-SOLICITATION; NON-DISPARAGEMENT    41
SECTION 6.10    SHARED CONTRACTS    41
SECTION 6.11    ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE    41
SECTION 6.12    R&W INSURANCE POLICY    42
SECTION 6.13    SELLER ENTITY NAME    42
SECTION 6.14    TRANSFER OF DOMAIN NAMES AND SOCIAL MEDIA
ACCOUNTS    42
ARTICLE VII EMPLOYEE MATTERS    43
SECTION 7.01    OFFERS OF EMPLOYMENT    43
SECTION 7.02    SELLER BENEFIT PLANS.    43
SECTION 7.03    BENEFITS CONTINUATION    44

SECTION 7.04    SEVERANCE.    44
SECTION 7.05    SERVICE CREDIT.    44
SECTION 7.06    PRE-EXISTING CONDITIONS/COPAYMENT CREDIT    44
SECTION 7.07    401(K) PLAN    45
SECTION 7.08    CLOSING-YEAR CORPORATE BONUSES.    45
SECTION 7.09    VACATION    46
SECTION 7.10    VISAS; WORK PERMITS    46
SECTION 7.11    ALLOCATION OF EMPLOYMENT LIABILITIES    46
SECTION 7.12    WARN ACT.    46
SECTION 7.13    EMPLOYMENT TAX REPORTING RESPONSIBILITY    46
SECTION 7.14    NO THIRD-PARTY BENEFICIARIES; NO GUARANTEE OF EMPLOYMENT    46
ARTICLE VIII TAX MATTERS    47
SECTION 8.01    TRANSFER TAXES    47
SECTION 8.02    STRADDLE PERIOD TAXES    47
SECTION 8.03    TAX COOPERATION    47
SECTION 8.04    WITHHOLDING TAXES    47
SECTION 8.05    TAX CHARACTERIZATION OF ADJUSTMENTS    48
SECTION 8.06    TAX SHARING AGREEMENTS    48
ARTICLE IX NO SURVIVAL    48
SECTION 9.01    NO SURVIVAL    48
ARTICLE X INDEMNIFICATION    48
SECTION 10.01    INDEMNIFICATION; REMEDIES    48
SECTION 10.02    NOTICE OF CLAIM; DEFENSE    49
SECTION 10.03    NO DUPLICATION; EXCLUSIVE REMEDY    50
SECTION 10.04    NO RIGHT OF SET-OFF    50
ARTICLE XI GENERAL PROVISIONS    50
SECTION 11.01    WAIVER    50
SECTION 11.02    NO CONFLICT    51
SECTION 11.03    EXPENSES.    51
SECTION 11.04    NOTICES    51
SECTION 11.05    HEADINGS    52
SECTION 11.06    SEVERABILITY    52
SECTION 11.07    ENTIRE AGREEMENT    52
SECTION 11.08    DISCLOSURE SCHEDULE    52

SECTION 11.09    ASSIGNMENT    52
SECTION 11.10    NO THIRD-PARTY BENEFICIARIES    52
SECTION 11.11    AMENDMENT    53
SECTION 11.12    GOVERNING LAW; SUBMISSION TO JURISDICTION;
WAIVER OF JURY TRIAL    53
SECTION 11.13    COUNTERPARTS    53
SECTION 11.14    SPECIFIC PERFORMANCE    54
SECTION 11.15    RETENTION OF COUNSEL    54
SECTION 11.16    NO PRESUMPTION    55
EXHIBIT A FORM OF ASSUMPTION AGREEMENT    57
EXHIBIT B FORM OF BILL OF SALE    58
EXHIBIT C FORM OF IP ASSIGNMENT AGREEMENT    59
EXHIBIT D FORM OF SPACE SHARING AGREEMENT    60
EXHIBIT E FORM OF TRANSITION SERVICES AGREEMENT    61

EXHIBITS
Exhibit A    Form of Assumption Agreement
Exhibit B    Form of Bill of Sale
Exhibit C    Form of IP Assignment Agreement
Exhibit D    Form of Space Sharing Agreement
Exhibit E    Form of Transition Services Agreement

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of February 21, 2024 by and between BuzzFeed Media Enterprises, Inc., a Delaware corporation (“Seller”), and Commerce Media Holdings, LLC, a Delaware limited liability company (“Purchaser”). Each of Purchaser and Seller are referred to herein as a “Party” and, collectively, the “Parties”.
W I T N E S S E T H:
WHEREAS, Seller owns and operates (directly and through certain Subsidiaries) the Business; and WHEREAS, at the Closing, upon the terms and subject to the conditions set forth in this Agreement,
Seller desires to sell and transfer to Purchaser or its designees, and Purchaser desires to purchase and accept and assume from Seller, the Transferred Assets and the Assumed Liabilities (the “Acquisition”);
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01    Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:
“Acquisition” has the meaning specified in the Recitals.
“Action” means any claim, demand, litigation, dispute, action, cause of action, suit, hearing, examination, audit or other judicial or administrative proceeding, at law or in equity, in each case, by or before any Governmental Authority or arbitral body.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
“Agreement” has the meaning specified in the Preamble.
“Allocation Certificate” has the meaning specified in Section 2.03.
“Allocation Laws” means Section 1060 of the Code and the Treasury regulations promulgated thereunder.
“Ancillary Agreements” means the Assumption Agreement, the Bill of Sale, the Transition Services Agreement, the IP Assignment Agreement, the Space Sharing Agreement and any certificate or other document delivered by any Party in connection herewith or therewith.
“Applicable Anti-bribery Law” has the meaning specified in Section 4.04(b).
“Assigned Contract” means any Contract entered into by, or otherwise legally binding, Seller or its Subsidiaries that relates exclusively to the Business or the Transferred Assets.

1

“Assumed Benefit Plan” means each Seller Benefit Plan or portion thereof identified as an Assumed Benefit Plan in Section 4.08(a) of the Seller Disclosure Schedule that Purchaser or any of its Affiliates has agreed to assume pursuant to this Agreement.
“Assumed Liabilities” means other than the Retained Liabilities: (a) all Liabilities to the extent arising out of or relating to the ownership, operation or conduct of the Business or the Transferred Assets, in each case, from and after the Closing, including all Liabilities of Seller and its Subsidiaries arising under or in connection with the Assigned Contracts to the extent arising on or after, or in respect of periods following, the Closing, (b) all Liabilities for which Purchaser is responsible pursuant to Article VII, (c) all Liabilities for Taxes (other than Transfer Taxes and other than Liabilities described in clause (b) of the definition of Retained Liabilities) related to the ownership, operation or conduct of the Business or the Transferred Assets, in each case, for Post-Closing Tax Periods, (d) fifty-percent (50%) of any Transfer Taxes, (e) all Liabilities in respect of IP Claims to the extent arising out of the ownership, operation or conduct of the Business prior to the Closing that first arise following the 36-month anniversary of the Closing Date and
(f) all other Liabilities set forth in Schedule 1.01(i).
“Assumption Agreement” means the Assignment and Assumption Agreement, the form of which is attached hereto as Exhibit A.
“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, commission, profit sharing, deferred compensation, pension, savings, fringe benefit, welfare, retirement, post-retirement health or welfare benefit, health, medical, life, tuition refund, service award, personal use of company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, paid-time off, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based or other employee benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, and each employment, individual consulting, retention, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement.
“Benefits Continuation Period” has the meaning specified in Section 7.03.
“Bill of Sale” means the bill of sale and conveyance, the form of which is attached hereto as Exhibit B.
“Business” means Seller’s traditional and digital media branded and editorial assets, events (including physical and digital events), audiovisual and audio content development, creation, and distribution, e- commerce businesses, advertising businesses (including ad sales and creation of branded content) and social accounts, in all languages, formats and local editions, for all purposes, operating under the brand names, “Complex,” “Complex Networks” and all related sub-brands (including “Sole Collector” and “Pigeons and Planes”), but excluding the Excluded Businesses.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.
“Business Financial Information” has the meaning specified in Section 4.01.
“Business Information Systems” has the meaning specified in Section 4.12(i).
“Business Portion” means that portion of rights, benefits and obligations under any Shared Contract that relates to the Business or the Transferred Assets.

2

“Business Records” means (a) all books, records, ledgers, and files or other similar tangible embodiments of information exclusively related to, used or held for use in connection with the Business, and (b) all customer lists (including B2B customers and B2C customers), vendor lists, subscriber lists, correspondence, mailing lists, revenue records, invoices, sales and advertising materials, brochures, newsletters, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, media materials and plates, archival material primarily related to, used in or held for use in connection with the Business, and including all subscriber data, website data, demographic data, geographic data, interest data, social data, past purchases, CRM data (including all B2B and B2C), ticket purchaser data for ComplexCon and streaming data primarily related to the Business and/or the Transferred Assets, including the data sets set forth in Schedule 1.01(iii).
“Claim Notice” has the meaning specified in Section 10.02(a).
“Closing” has the meaning specified in Section 2.04.
“Closing Date” has the meaning specified in Section 2.04.
“Closing Severance Payment” has the meaning set forth in Schedule 7.04.
“Closing-Year Corporate Bonus Amount” has the meaning specified in Section 7.08.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means (a) with respect to Seller, all information relating to Seller, its Affiliates or their respective businesses (other than information to the extent relating to the Business or the Transferred Assets, or the transactions contemplated hereby) including any technical, scientific, trade secret or other proprietary information with respect to Seller or its Affiliates provided to Purchaser or its representatives, whether before, on or after the date of this Agreement, and regardless of whether such information is in written or electronic form or otherwise and (b) with respect to Purchaser, all information and data to the extent relating to the Business, the Transferred Assets, or the transactions contemplated hereby, including any technical, scientific, trade secret or other proprietary information with respect to Purchaser or its Affiliates provided to Seller or its Affiliates or its or their respective representatives, whether before, on or after the date of this Agreement, and regardless of whether such information is in written or electronic form or otherwise. Confidential Information shall not include any information which: (i) is or becomes publicly known or publicly available without any violation of the provisions of Section 6.02 or any other confidentiality obligation by a Party or any of its representatives; or (ii) becomes lawfully available to a Party, its Affiliates or any of its or their representatives on a non-confidential basis from a source other than the other Party or any of its Affiliates, which source is not under any obligation of confidentiality with respect to such information.
“Confidentiality Agreement” has the meaning specified in Section 6.02(a).
“Consent” has the meaning specified in Section 3.03(b).
“Consolidated Tax Returns” means any Tax Returns with respect to U.S. and non-U.S. federal, state, provincial or local income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis that include Seller or any of its Affiliates.
“Content” refers collectively to all rights, properties and other elements that have been developed, produced and/or Exploited, or are currently in development or production, as a single audiovisual or audio-only

3

standalone or episodic project, for Exploitation via theatrical, television, cable or satellite programming (including on-demand and pay-per-view programming), Internet programming (including SVOD, AVOD (including, for the avoidance of doubt, YouTube, Facebook, Instagram, TikTok and other social media sites), PVOD, FVOD, TVOD and EST), direct-to-video/DVD programming or other live-action, animated, filmed, taped or recorded entertainment of any kind or nature now known or hereafter developed.
“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage or similar legally binding arrangement or understanding, whether written or oral.
“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The term “Controlled” shall have a correlative meaning.
“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law, directive, order, guidelines or recommendations promulgated by any industry group, health organization or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“Employee” means each employee of Seller and its Subsidiaries listed on the Employee List.
“Employee List” has the meaning specified in Section 4.09(a).
“Enforceability Exceptions” has the meaning specified in Section 3.02.
“Equipment” means audio and audiovisual production and post-production equipment, furniture, tools, materials, supplies, fixtures, machinery, computers, electronics, telecommunications and other equipment and other interests in tangible personal property primarily related to the Business, excluding in all cases any Intellectual Property to the extent embodied in or connected to any of the foregoing items.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” means all right, title and interest in and to all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill) of Seller and its Subsidiaries that are not Transferred Assets, including:
(a)all minute books, stock ledgers and Tax records, including Tax Returns (other than Tax records, including Tax Returns, that are Transferred Assets);
(b)all claims, causes of action and rights of Seller or its Affiliates against any third party to the extent relating to any Retained Liability (including rights of set-off, rights to refunds and rights of recoupment from or against any such third party);
(c)all Contracts other than the Assigned Contracts and Transferred Permits;

4

(d)all rights to refunds of Taxes (payable in cash or as a credit against cash Taxes payable) paid by Seller or its Subsidiaries or Affiliates arising out of, relating to, or in respect of (i) the Transferred Assets or the Business to the extent attributable to Pre-Closing Tax Periods, or
(ii) the Excluded Assets;
(e)all rights of Seller or any of its Affiliates under this Agreement and the Ancillary Agreements;
(f)all assets, properties and rights (including Intellectual Property) used for the purpose of providing Overhead and Shared Services and, other than as provided in the Transition Services Agreement, all rights of the Business to receive from Seller or any of its Affiliates any Overhead and Shared Services;
(g)all Seller-provided personal computers (including laptops), mobile telephones and any other personal Equipment used by any Employee (other than Transferred Employees);
(h)any Intellectual Property (including Seller Trademarks) other than the Transferred Intellectual Property;
(i)all cash and cash equivalents and all bank accounts;
(j)all accounts receivable, notes receivable and other receivables relating to the Business in respect of services rendered on or prior to the Closing;
(k)all stock or other equity interests in any Person;
(l)all Shared Contracts;
(m)all insurance policies of Seller or its Subsidiaries, including the rights to receive any proceeds thereunder;
(n)all of the Seller Benefit Plans and the assets, trust agreements or any other funding and administrative Contracts relating to the Seller Benefit Plans, other than the Assumed Benefit Plans and as expressly provided in Article VII;
(o)all attorney-client privilege and attorney work-product protection related to communications between Seller, its Subsidiaries and their respective representatives and Seller Counsel made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Action arising under or in connection with, this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, which, immediately prior to the Closing, would be deemed to be privileged communications between Seller or its Subsidiaries and Seller Counsel; and
(p)all right, title and interest in and to the assets set forth on Schedule 1.01(iv).
“Excluded Businesses” means Seller’s traditional and digital media branded and editorial assets, events (including physical and digital events), audiovisual and audio content development, creation, and distribution, e-commerce businesses, advertising businesses (including ad sales and creation of branded content) and social accounts, in all languages, formats and local editions, for all purposes, operating under the brand names “First We Feast” (including under the title “Hot Ones”) and any other brand set forth on Schedule 1.01(ii).

5

“Exploit” means to release, reproduce, distribute, sub-distribute, perform, display, exhibit, broadcast or telecast, license, sublicense, sell, market, create merchandising in connection with, or otherwise commercially exploit Content by any and all known or new or future (a) technology, (b) uses, (c) media,
(d) formats, (e) modes of transmission and (f) methods of distribution, dissemination or performance. The meaning of the term “Exploitation” shall be correlative to the foregoing.
“Fraud” means, with respect to any Party, actual and intentional fraud by such Party with respect to the making of its representations or warranties expressly set forth in this Agreement, under circumstances that constitute common law fraud under applicable Law of Delaware (but not including any fraud based on constructive knowledge, negligent misrepresentation, recklessness or similar theory).
“GAAP” means United States generally accepted accounting principles and practices, consistently applied.
“Governmental Authority” means any U.S. or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity (including any governmental agency, branch, department, official instrumentality and any court or other tribunal), and (c) any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or any arbitral tribunal of any of the foregoing.
“Governmental Official” means any officer, director or employee of any Governmental Authority.
“Governmental Order” means any decision, ruling, order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indemnified Party” has the meaning specified in Section 10.02(a).
“Indemnified Third-Party Claim Materials” has the meaning specified in Section 11.15(b).
“Indemnifying Party” has the meaning specified in Section 10.02(a).
“Intellectual Property” means all intellectual property rights, anywhere in the world, whether registered or unregistered, including: (a) trademarks, trademark applications, service marks, trade dress and trade names, together with the goodwill associated therewith (“Trademarks”); (b) copyrights, works of authorship, moral rights, and rights equivalent thereto, including software, database rights and the rights of attribution, assignation and integrity; (c) patents and patent applications (“Patents”); (d) Internet domain names, URLs and social media accounts and identifiers; (e) trade secrets, know-how, and rights in confidential and proprietary information; (f) all registrations, applications, renewals, and extensions of the foregoing; and
(g) all other proprietary or intellectual property rights, remedies and claims or causes of action of any kind or nature arising out of or related to any infringement, misappropriation or other violation of any of the foregoing.
“IP Assignment Agreement” means the intellectual property assignment agreement; the form of which is attached hereto as Exhibit C.
“IP Claim” means any claim that the operation of the Business infringes, misappropriates or is otherwise in violation of any Intellectual Property of any Person.
“IRS” means the United States Internal Revenue Service.

6

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of any of the individuals listed in Schedule 1.01(v), after due inquiry.
“Labor Organization” has the meaning specified in Section 4.09(b).
“Law” means any law, ordinance, regulation, code, statute, decree, constitution, common law, official policy or other rule enacted, enforced, administered or promulgated by or on behalf of any Governmental Authority, including any Governmental Order.
“Lease Agreement” means the Sublease Agreement, dated August 1, 2019, by and between Verizon Corporate Services Group Inc., and Complex Media, Inc., for the 9th and 10th floors of the building located at 229 West 43rd Street, New York, New York as set forth therein (as amended).
“Leased Real Property” has the meaning specified in Section 4.07.
“Liabilities” means debts, liabilities and obligations (including guarantees and other forms of credit support), whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, on- or off-balance sheet, including those arising under any Law or Action and those arising under any Contract or undertaking or otherwise.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encroachment, survey defect, encumbrance, lien, charge (fixed or floating), option, easement, purchase right, right of first refusal, right of pre-emption, conditional sale agreement, covenant, condition or other similar restriction (including restrictions on transfer) or any Contract to create any of the foregoing.
“Lookback Date” means December 3, 2021.
“Losses” means all debts, losses, damages, costs, expenses, Taxes, Liabilities, obligations, demands, suits, proceedings, assessments or claims of any kind (including any Action brought by any Governmental Authority or other Person), judgments, awards, civil and criminal penalties, fines, deficiencies, charges and settlements (whether payable to a third party or otherwise), and all costs and expenses (including interest, court costs and reasonable fees and expenses of legal counsel, accountants and other outside consultants and expert witnesses) of investigating, defending or asserting any of the foregoing.
“Material Adverse Effect” means any event, effect, change, occurrence or circumstance that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Business, taken as a whole or (ii) materially impairs the ability of Seller to consummate, or prevents or materially delays, the transactions contemplated by this Agreement; provided, however, with respect to clause (i) only, that in no event will any event, effect, change, occurrence or circumstance constitute, or be taken into account in determining, whether a Material Adverse Effect has occurred or would reasonably be expected to occur if such event, effect, change, occurrence or circumstance relates to, arises out of or results from the following:
(a)changes in general economic, legal, Tax, regulatory, political or business conditions in the
U.S. or elsewhere in the world;
(b)changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the U.S. or elsewhere in the world;
(c)changes in conditions generally affecting the industries in which the Business operates;

7

(d)any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, cyberattacks, acts of foreign or domestic terrorism, or civil unrest;
(e)any hurricane, flood, tornado, earthquake, or other natural disaster, act of God, weather- related events, force-majeure events, or other comparable events;
(f)changes or proposed changes in Law or GAAP or in the interpretation or enforcement thereof;
(g)any epidemics, pandemics, disease or other public health emergency (including COVID-19 or any COVID-19 Measures);
(h)any failure by the Business to meet any internal or external estimates, expectations, budgets, projections or forecasts (provided that this clause (h) shall not be construed as implying that Seller is making any representation or warranty hereunder with respect to any internal or external estimates, expectations, budgets, projections or forecasts), it being understood that the facts or occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Material Adverse Effect;
(i)the public announcement, pendency, or consummation of the transactions contemplated hereby or the identity of Purchaser, including actions of competitors, customers, suppliers, licensors, licensees, or Labor Organizations or losses of employees of Seller and its Subsidiaries in connection therewith;
(j)any action taken or not taken by Seller or its Subsidiaries (A) pursuant to the express terms of this Agreement, or (B) at the written request or with the prior written consent of Purchaser; or
(k)any material breach by Purchaser of this Agreement,
provided, further, that any such event, effect, change, occurrence or circumstance referred to in clauses (a) through (g) of the foregoing proviso may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, effect, change, occurrence or circumstance has had a disproportionate impact on the Business compared to other businesses that operate in the industries in which the Business operates.
“Material Contract” has the meaning specified in Section 4.10(a).
“Material Transferred Content” means the Transferred Content set forth on Schedule 1.01(vi).
“Non-Filing Party” has the meaning specified in Section 8.01.
“Non-Transferring Employee” means each of the forty (40) Employees designated as a Non-Transferring Employee on the Employee List.
“Order” means any judgment, order, injunction or decree of any Governmental Authority or arbitration award of any authorized arbitrator.
“Ordinary Course of Business” means actions taken by Seller or its Subsidiaries with respect to the Business that are consistent in all material respects with the past customs and practices of Seller or its Subsidiaries

8

in the ordinary course of operations of the Business; provided, that, without limiting the foregoing, any actions reasonably and in good faith taken with respect to Seller’s business as a whole, including the Business, to respond to COVID-19, shall also be considered to be Ordinary Course of Business.
“Overhead and Shared Services” means the ancillary corporate or shared services provided to or in support of the Business that are general corporate or other overhead services provided to both the Business and other businesses of Seller and its Subsidiaries set forth in Schedule 1.01(vii).
“Patents” has the meaning specified in the definition of Intellectual Property.
“Payoff Amount” has the meaning specified in Section 2.05(a).
“Payoff Letter” has the meaning specified in Section 2.05(a).
“Permits” means any approval, authorization, certificate, qualification, waiver, variance, Consent, license, registration or permit, used or held for use in connection with the ownership, conduct or operation of the Business obtained from or issued by any Governmental Authority.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and, in each case, for which adequate cash reserves have been established in accordance with GAAP; (b) Liens of carriers, warehousemen, mechanics, materialmen, repairmen, landlords and other similar common law or statutory Lien arising or incurred in the Ordinary Course of Business; (c) Liens arising under original purchase price conditional sales Contracts and Equipment leases with third parties entered into in the Ordinary Course of Business; (d) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority; (e) covenants, defects of title, easements, rights of way, restrictions and other similar non-monetary Liens that would be revealed by a current title report with respect to real property or that, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with or otherwise impair in any material respect the use, occupancy, value or marketability of title of the property subject thereto; (f) Liens created by or through Purchaser; (g) any Liens reflected as liabilities in the Business Financial Information; (h) non-exclusive licenses of Intellectual Property rights in the Ordinary Course of Business; and (i) those items set forth in Schedule 1.01(viii).
“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust or other legal entity or organization.
“Personal Information” has the meaning specified in Section 4.18(a).
“Post-Closing Tax Period” means any taxable period (or portion of a Straddle Period) beginning after the Closing Date.
“Pre-Closing Representation” has the meaning specified in Section 11.15(a).
“Pre-Closing Tax Period” means any taxable period (or portion of a Straddle Period) ending on or before the Closing Date.
“Prior Acquisition Agreement” means that certain Membership Interest Purchase Agreement dated March 27, 2021 by and among BuzzFeed, Inc., CM Partners, LLC, Complex Media, Inc. and the members of CM Partners, LLC.

9

“Prior Acquisition Assets” means all assets of CM Partners LLC or Complex Media, Inc. acquired, directly or indirectly, by Seller or any of its Affiliates pursuant to the Prior Acquisition Agreement.
“Prior Acquisition Closing” means the “Closing” as defined in the Prior Acquisition Agreement.
“Privacy Laws” has the meaning specified in Section 4.18(a).
“Purchase Price” has the meaning specified in Section 2.03(a).
“Purchaser” has the meaning specified in the Preamble.
“Purchaser 401(k) Plan” has the meaning specified in Section 7.07.
“Purchaser Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Purchaser or any of its Affiliates, or with respect to which Purchaser or any of its Affiliates is a party or has any Liability, and in which any Transferred Employee or any beneficiary thereof is or becomes eligible to participate or derive a benefit.
“Purchaser Indemnified Persons” has the meaning specified in Section 10.01(a).
“Purchaser Welfare Benefit Plan” has the meaning specified in Section 7.06.
“R&W Insurance Policy” has the meaning specified in Section 6.12.
“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person;
(iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.
“Restricted Contracts” has the meaning specified in Section 2.01(c).
“Restricted Period” means a period commencing on the Closing Date and ending one (1) year thereafter.
“Retained Benefit Plans” has the meaning specified in Section 7.02.
“Retained Liabilities” means all Liabilities of Seller and its Subsidiaries that are not Assumed Liabilities, including:
(a)all Liabilities expressly retained by Seller pursuant to Article VII;
(b)all Liabilities for (i) Taxes (other than Transfer Taxes) (A) of Seller and its Subsidiaries and their respective Affiliates, including any such Taxes that could become a liability of, or be assessed or collected against, Purchaser or any of its Affiliates or that could become a Lien on any Transferred Asset, (B) to the extent arising out of or relating to the ownership, operation or conduct of (x) the Business or the Transferred Assets for Pre-Closing Tax Periods or (y) the Excluded Business, the Excluded Assets or Retained Liabilities or (C) that arise as a result of the transactions contemplated by this Agreement and (ii) fifty-percent (50%) of any Transfer Taxes;

10

(c)all Liabilities for noncompliance with any bulk sale or transfer Laws, as contemplated pursuant to Section 6.03;
(d)all Liabilities for Transaction Expenses;
(e)any Liabilities to the extent relating to the Excluded Assets;
(f)any Liabilities in respect of the Actions set forth on Schedule 1.01(ix);
(g)all Liabilities of Seller and its Subsidiaries arising under this Agreement or the Ancillary Agreements;
(h)all Liabilities for accounts payable relating to the Business in respect of services rendered on or prior to the Closing Date;
(i)the Liabilities set forth on Schedule 1.01(ix); and
(j)except for the Assumed Liabilities, and except to the extent set forth in Article VII, all other Liabilities to the extent arising out of or relating to the ownership, operation or conduct of the Business or the Transferred Assets, in each case, prior to the Closing, including all Liabilities of Seller and its Subsidiaries arising under or in connection with the Assigned Contracts to the extent arising prior to, or in respect of periods before, the Closing.
“Seller” has the meaning specified in the Preamble.
“Seller 401(k) Plan” has the meaning specified in Section 7.07.
“Seller Benefit Plan” means each Benefit Plan entered into, maintained, administered, sponsored, contributed to or required to be contributed to by Seller or any of its Subsidiaries or any of their respective ERISA Affiliates, or to which Seller or any of its Subsidiaries or any of their respective ERISA Affiliates has or could have any obligation to contribute or liability, contingent or otherwise, in each case for the benefit of any Employee, former employee of the Business or current or former individual consultant of the Business.
“Seller Corporate Bonus Amount” has the meaning specified in Section 7.08.
“Seller Counsel” has the meaning specified in Section 11.15(a).
“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser on the date hereof.
“Seller Indemnified Persons” has the meaning specified in Section 10.01(a).
“Seller Indenture” means the Indenture, dated December 3, 2021, by and between BuzzFeed, Inc. and Wilmington Savings Fund Society.
“Seller Loan Agreement” means Seller’s Amended and Restated Loan and Security Agreement, dated as of December 3, 2021, by and among BuzzFeed, Inc., the borrowers thereto, the guarantors thereto and White Oak Commercial Finance, LLC.
“Seller Policies” means the insurance policies set forth on Schedule 1.01(x).

11

“Seller Related Person” has the meaning specified in Section 11.15(a).
“Seller Trademarks” means the marks as set forth in Schedule 6.07 as well as any other Trademark owned by Seller or its Subsidiaries (other than the Transferred Intellectual Property).
“Shared Contract” means any Contract entered into between or among Seller or its Subsidiaries, on the one hand, and an unaffiliated third party, on the other hand, that is used by, benefits, or relates to both the Business and one or more of the other businesses of Seller and its Subsidiaries that is set forth in Schedule 1.01(xi).
“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.
“Space Sharing Agreement” means the Space Sharing Agreement for the portion of the Leased Real Property which will be used by Purchaser following the Closing Date, the form of which is attached hereto as Exhibit D.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture, partnership or other entity of which such Person: (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.
“Subsidiary Transferors” means any Subsidiary of Seller that owns, leases, or operates any Transferred Asset.
“Tax” or “Taxes” means any and all United States federal, state, local and foreign taxes, charges (including customs duties or fines), fees, levies, imposts, duties or other assessments of any kind whatsoever, imposed by or payable to any Governmental Authority, including any income, alternative or add-on minimum, franchise, profits or excess profits, gross receipts, estimated, capital, goods, services, documentary, use, transfer, ad valorem, business rates, value added, sales, customs, real or personal property, capital stock, license, payroll, withholding or back-up withholding, escheat or unclaimed property claims, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, occupancy, gains taxes, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto, and any liability for any of the foregoing whether through operation of law, Contract or otherwise.
“Tax Returns” means all returns, reports (including elections, declarations, disclosures, schedules, estimates and information returns) and other information and documents required to be filed, provided or supplied to a Governmental Authority (or third party if required by law to be provided to such third party) relating to Taxes, including any schedules and attachments thereto, and any amendments thereof.
“Third-Party Claim” has the meaning specified in Section 10.02(a).
“Trademarks” has the meaning specified in the definition of Intellectual Property.

12

“Transaction Expenses” means: (a) all third party service provider fees and expenses incurred by Seller or its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including any fees and expenses of legal counsel, advisors, investment bankers, brokers and accountants and any other experts in connection with the transactions contemplated hereby or otherwise incurred prior to the Closing (whether invoiced prior to, at or after the Closing)); (b) any change in control or transaction bonuses, severance, termination, retention obligations or other similar payments entered into prior to the Closing and payable to an Employee as a result of the consummation of the transactions contemplated hereby (but excluding any such amounts payable as a result of any actions of Purchaser or any of its Affiliates following the Closing, including any termination of employment or other service by Purchaser or any of its Affiliates that occurs in connection with the consummation of the transactions contemplated hereby (other than, for avoidance of doubt, any payments payable to an Employee who receives, but not does not accept, an offer of employment with Purchaser made in compliance with Article VII)), excluding any Liabilities for which Purchaser is expressly responsible pursuant to Article VII; and (c) the employer portion of any payroll, social security, unemployment or other Taxes or amounts that are imposed in connection with any payment described under clause (b).
“Transfer Taxes” means all United States, federal, state, local and foreign transfer, excise, goods, services, sales, use, real or personal property, transfer, documentary transfer, recording, registration, value-added, stamp, conveyance, filing and all other similar Taxes with respect to the transactions contemplated by this Agreement, including any penalties and interest imposed with respect thereto.
“Transferred Assets” means all of Seller’s and its Subsidiaries’ right, title and interest in and to (a) all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), exclusively related to, exclusively used or exclusively held for use in the Business, whether or not carried or reflected on or specifically referred to in the Seller’s books or financial statements or in the schedules hereto, and (b) Business Records and Equipment, in each case, other than the Excluded Assets, and, for the avoidance of doubt, includes (i) all Assigned Contracts, Transferred Content, Transferred Intellectual Property, and Transferred Permits, (ii) all refunds of Taxes (payable in cash or as a credit against cash Taxes payable) arising out of, relating to, or in respect of the Transferred Assets, the Business or the Assumed Liabilities, in each case, to the extent not described in clause (d)(i) of the definition of Excluded Assets and (iii) all non-income Tax records and workpapers (including non-income Tax Returns) related exclusively to the Transferred Assets or the Business.
“Transferred Content” means the Content primarily related to the Business, including the Content set forth on Schedule 1.01(xii).
“Transfer Date” has the meaning specified in Section 7.01(a).
“Transferred Employee” has the meaning specified in Section 7.01(a).
“Transferred Intellectual Property” means (a) the Patents, registered Trademarks and Trademark applications, registered copyrights, Internet domain names and social media accounts, in each case primarily related to the Business, including as set forth on Schedule 1.01(xiii) and excluding as set forth on Schedule 1.01(iv); and (b) any other Intellectual Property rights (other than Patents, registered Trademarks and Trademark applications, registered copyrights, Internet domain names and social media accounts) owned by Seller or its Subsidiaries and exclusively related to the Business.
“Transferred Permits” means all Permits that are exclusively used in or exclusively held for use in the Business, to the extent assignable under applicable Law.

13

“Transition Services Agreement” means the Transition Services Agreement, the form of which is attached hereto as Exhibit E.
“VDR” means the electronic data room for Project Oak maintained by Seller.
“WARN Act” has the meaning specified in Section 4.09(b).
“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, metadata, tags, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.
SECTION 1.02 Terms Generally. Unless the context otherwise requires expressly:
(a)words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires;
(b)the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, clause, subclause, Exhibit and Schedule references are to the Articles, Sections, paragraphs, clauses or subclauses of, or Exhibits or Schedules to, this Agreement, as applicable, unless otherwise specified;
(c)the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified;
(d)references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by Section 11.09;
(e)with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(f)references to actions taken by, or omissions of, the Business shall be deemed to include any actions taken by, or omissions of, Seller and its Subsidiaries to the extent relating to the Business;
(g)statements as to the compliance of the Business with certain facts or circumstances shall be deemed to include compliance of Seller and its Subsidiaries to the extent relating to the Business;
(h)the term “Dollars” and “$” mean U.S. Dollars, the lawful currency of the United States of America;
(i)the word “or” shall be disjunctive but not exclusive;
(j)references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;
(k)references herein to any Contract mean such Contract as amended, supplemented or modified in accordance with the terms thereof;

14

(l)references to “made available” mean that such documents or information referenced shall have been contained in the VDR on the calendar day immediately prior to the date of this Agreement;
(m)if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and
(n)references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of the date of the execution and delivery of this Agreement.”
ARTICLE II
PURCHASE AND SALE OF TRANSFERRED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES
SECTION 2.01    Purchase and Sale of Transferred Assets; Exclusion of Excluded Assets.
(a)Transfer of Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall (or, as applicable, shall cause the Subsidiary Transferors to) sell, transfer, convey, assign and deliver to Purchaser (or, as applicable, one or more Subsidiaries of Purchaser designated by Purchaser in writing to Seller not less than three (3) Business Days prior to the Closing Date), and Purchaser shall (or, as applicable, shall cause such Subsidiaries of Purchaser to) purchase and accept from Seller (or, as applicable, the Subsidiary Transferors) all of Seller’s (or, as applicable, such Subsidiary Transferors’) right, title and interest in and to the Transferred Assets, free and clear of all Liens other than Permitted Liens.
(b)Business Records. The Parties acknowledge and agree that, notwithstanding Section 2.01(a), certain Business Records expressly identified in the Transition Services Agreement will be transferred to Purchaser following the Closing Date pursuant to and in accordance with the terms of the Transition Services Agreement.
(c)Restricted Contracts.
(i)Notwithstanding any other provision in this Agreement to the contrary, no Assigned Contract shall be assigned or transferred if such assignment or transfer (or attempt to make such an assignment or transfer) without the Consent of a third party would constitute a breach, violation or other contravention of the rights of such third party (such Contracts being collectively referred to herein as “Restricted Contracts”) until such Consent or approval is obtained, at which time such Restricted Contract shall be automatically assigned or transferred to Purchaser (or, as applicable, one or more Subsidiaries of Purchaser) for no additional consideration, where such assignment or transfer shall be deemed to have occurred as of the Closing, except to the extent the date of such third party Consent is deemed by applicable Law to have occurred on another date, in which case, such assignment or transfer shall be deemed to have occurred as of such date.
(ii)From the date hereof until the earlier of (x) the expiration or termination of the relevant Restricted Contract and (y) the date on which the Consent or approval of the relevant third party with respect to the assignment of such Restricted Contract is obtained, each of Seller and Purchaser shall use commercially reasonable efforts to coordinate with each other in attempting to obtain any such Consent or approval (provided that neither Party shall be required to incur any out of pocket cost or deliver anything of value to obtain any such Consent or approval); provided that, for the avoidance of doubt, nothing in this Section

15

2.01(c) shall require Seller or any of its Affiliates to renew any Restricted Contract in accordance with its terms.
(iii)From and after the Closing until the earlier of (x) the expiration or termination of the relevant Restricted Contract and (y) the date on which the Consent or approval of the relevant third party with respect to the assignment of such Restricted Contract is obtained, Seller shall promptly provide Purchaser with the monies, goods or other benefits under each Restricted Contract as if such Restricted Contract had been assigned to Purchaser (including by means of any licensing, subcontracting, sublicensing or subleasing arrangement), if the same is permitted under the applicable Restricted Contract.
(iv)If Purchaser is provided the benefits under a Restricted Contract as contemplated by Section 2.01(c)(iii), Purchaser shall bear all the Liabilities (other than Retained Liabilities) and performance obligations with respect to any such Restricted Contract, if the same is permitted under the applicable Restricted Contract.
(d)Wrong Pockets.
(i)To the extent that after the Closing until the second anniversary of the Closing, Purchaser, Seller or any of their respective Affiliates determine that Purchaser or any of its Affiliates received any Excluded Asset that should have been retained by Seller or its Subsidiaries hereunder, Purchaser shall (or shall cause such Affiliate to) promptly transfer such Excluded Asset to Seller or its designee for no consideration.
(ii)To the extent that after the Closing until the second anniversary of the Closing, Purchaser, Seller or any of their respective Affiliates determine that Seller or any of its Affiliates hold any Transferred Asset that should have been transferred to Purchaser or any of its designated Subsidiaries hereunder, Seller shall (or shall cause such Affiliate to) promptly transfer such Transferred Asset to Purchaser or its designee for no consideration.
SECTION 2.02    Assumption of Assumed Liabilities; Retention of Retained Liabilities.
(a)Purchaser shall (or shall cause one or more of its Subsidiaries designated by Purchaser in writing to Seller not less than three (3) Business Days prior to the Closing Date to) assume all Assumed Liabilities at the Closing, and shall pay, perform and discharge the Assumed Liabilities when due.
(b)At the Closing, Seller and its applicable Subsidiaries, as the case may be, shall retain, and remain obligated to pay, perform and discharge when due, all Retained Liabilities.
SECTION 2.03    Purchase Price; Allocation of Purchase Price.
(a)Subject to the terms and conditions of this Agreement, in consideration of the Transferred Assets and in reliance on the representations, warranties and covenants of Seller contained herein, Purchaser on its own behalf and, as applicable, as agent for its designated Subsidiaries, shall (i) assume and shall pay, perform and discharge, when due, the Assumed Liabilities, and (ii) pay to Seller an amount of cash equal to $108,575,000 (the “Purchase Price”).
(b)Within one hundred and twenty (120) calendar days of the Closing Date, Seller shall deliver to Purchaser for Purchaser’s review and comment a draft certificate which shall reasonably allocate the Purchase Price, the Assumed Liabilities and any other amounts properly treated as consideration for U.S. federal income tax purposes in accordance with the Allocation Laws (the “Allocation

16

Certificate”). The Parties shall negotiate in good faith to resolve any disagreement as to the Allocation Certificate, which shall become final upon written agreement of the Parties. If the Parties do not agree on an allocation in the sixty (60) calendar days following the date Purchaser received the Allocation Certificate, the Parties shall submit the dispute with respect to the Allocation Certificate to an independent accountant jointly selected by Seller and Purchaser. The independent accountant will determine the allocation of its fees and expenses between Purchaser and Seller based on the inverse of the percentage that the independent accountant’s resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the independent accountant. For example, if the total amount of the disputed items as originally submitted to the independent accountant equal $1,000 and the independent accountant awards $600 in favor of Seller’s position, 60% of the fees and expenses of the independent accountant would be borne by Purchaser and 40% of the fees and expenses of the independent accountant would be borne by Seller. If the Purchase Price is adjusted pursuant to this Agreement, the final Allocation Certificate shall be adjusted as appropriate and the Parties shall cooperate in making any such adjustments. Except as otherwise required by a final determination within the meaning of section 1313(a) of the Code (or comparable provision of state, local or non-U.S. Law), neither Purchaser nor Seller shall (and neither Party shall permit its respective Affiliates to) take a position inconsistent with the Allocation Certificate (as finally agreed or as finally determined by the independent accountant), including on any Tax Return or filings (including any forms required to be filed pursuant to the Allocation Laws, or in connection with any audits or examinations by any Governmental Authority). Each of Seller and Purchaser shall reasonably cooperate with each other in preparing IRS Form 8594 or any equivalent statements required by any Governmental Authority charged with the collection of any income Tax for filing, including any amendments to such forms required as a result of any adjustment to the Purchase Price pursuant to this Agreement, within a reasonable period before its filing due date.
SECTION 2.04 The Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place (a) on the date hereof immediately following the execution and delivery of this Agreement or (b) such other time and date as Seller and Purchaser may mutually agree upon in writing. The Closing shall take place remotely by the exchange of electronic documents by email or other electronic means. The date on which the Closing takes place is referred to herein as the “Closing Date”.
SECTION 2.05    Deliveries for the Closing.

(a)At the Closing, Seller shall deliver or cause to be delivered to Purchaser:
(i)a counterpart of each of the Ancillary Agreements, executed by each of Seller and any of its Subsidiaries that is a party thereto;
(ii)a duly executed IRS Form W-9 or appropriate IRS Form W-8 of Seller and each Affiliate of Seller that is treated as selling any Transferred Assets to Purchaser for
U.S. federal income tax purposes;
(iii)to the extent obtained prior to the Closing, copies of all waivers, Consents or authorizations of third parties or any modifications or amendments to any Restricted Contracts (it being understood that the Closing shall not be conditioned on the receipt of any such waiver, Consent or authorization or delayed or postponed due to any such waiver, Consent or authorization not having been obtained);

17

(iv)a customary payoff letter with respect to the Seller Loan Agreement providing that upon receipt of the amount set forth therein all outstanding obligations of Seller under the Seller Loan Agreement shall be satisfied (other than those that customarily survive termination) (the “Payoff Letter” and the payoff amount set forth therein, the “Payoff Amount”);
(v)an agreement by Affiliates of Redwood Capital Management, LLC to the terms of a supplemental indenture to the Seller Indenture, which contains a consent to the Acquisition and an agreement to take all action necessary to consent to such supplemental indenture; and
(vi)such other bills of sale, assignments and other customary instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to Purchaser, as Purchaser may reasonably request or as may be otherwise reasonably necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to Purchaser and to put Purchaser in actual possession or control of the Transferred Assets, duly executed by Seller or its relevant Affiliates.

(b)At the Closing, Purchaser shall deliver to Seller:
(i)the Payoff Amount to the Person(s) entitled thereto in accordance with the instructions in the Payoff Letter;
(ii)the Purchase Price less the Payoff Amount by wire transfer in immediately available U.S. dollar funds, to an account or accounts designated prior to the Closing Date by Seller in a writing to Purchaser;
(iii)a counterpart of each of the Ancillary Agreements, executed by each of Purchaser and any of its Affiliates that is a party thereto;
(iv)the Term License Fee (as defined in the Space Sharing Agreement) and the internet services fee and security deposit required to be delivered pursuant to Sections 5(c) and 6 of the Space Sharing Agreement respectively by wire transfer in immediately available U.S. dollar funds, to an account or accounts designated prior to the Closing Date by Seller in a writing to Purchaser;
(v)any amounts required to be delivered by Service Recipient (as defined in the Transition Services Agreement) as of the Closing pursuant to Section 3.02 of the Transition Services Agreement by wire transfer in immediately available U.S. dollar funds, to an account or accounts designated prior to the Closing Date by Seller in a writing to Purchaser; and
(vi)the Closing Severance Payment, by wire transfer in immediately available
U.S. dollar funds, to an account or accounts designated prior to the Closing Date by Seller in a writing to Purchaser.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

18

Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Purchaser that all of the statements contained in this Article III are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date).
SECTION 3.01 Organization, Standing and Power; Qualifications. Each of Seller and the Subsidiary Transferors is duly organized, validly existing and in good standing under the Laws of its state of jurisdiction of incorporation or organization, as applicable. Each of Seller and the Subsidiary Transferors has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary (a) to enable it to own, lease or otherwise hold the Transferred Assets and (b) to conduct the Business as it is now conducted, except for any such failures to be so qualified or licensed and in good standing, that, individually or in the aggregate, would not reasonably be expected to be material to the Business. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing, that, individually or in the aggregate, would not reasonably be expected to be material to the Business.
SECTION 3.02 Authority; Execution and Delivery; Enforceability. Each of Seller and the Subsidiary Transferors, as applicable, has all requisite corporate power and authority and full legal capacity to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party, to perform its obligations hereunder or thereunder, as applicable, and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by each of Seller and the Subsidiary Transferors, as applicable, of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Seller and the Subsidiary Transferors of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller and the Subsidiary Transferors, as applicable, and no other action on the part of Seller or the Subsidiary Transferors is necessary to authorize this Agreement or the Ancillary Agreements or the consummation of the Acquisition or the other transactions contemplated hereby or thereby. Seller has duly executed and delivered this Agreement and, prior to the Closing, each of Seller and the Subsidiary Transferors will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming the due execution and delivery by Purchaser, this Agreement constitutes Seller’s, and each Ancillary Agreement to which Seller and/or a Subsidiary Transferor is, or is specified to be, a party will, after execution and delivery by Seller and/or such Subsidiary Transferor, as applicable, constitute Seller’s and/or such Subsidiary Transferor’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law (collectively, the “Enforceability Exceptions”).
SECTION 3.03 No Conflicts; Consents and Approvals. Subject to receipt of the Consents, approvals and waivers, and the making of the filings and notifications, in each case listed in Section 3.03 of the Seller Disclosure Schedule none of (i) the execution and delivery by Seller or the Subsidiary Transferors, as applicable, of this Agreement and each Ancillary Agreement to which it is or will be a party, (ii) the consummation by Seller or such Subsidiary Transferors of the transactions contemplated hereby or thereby or (iii) the compliance by Seller or the Subsidiary Transferors with any of the provisions hereof or thereof, as the case may be, will:
(a)conflict with, violate or result in the breach of any provision of the certificate of incorporation or by-laws or equivalent organizational documents of Seller or any Subsidiary Transferor;

19

(b)require Seller or any Subsidiary Transferor to make any filing with, or obtain any Permit, authorization, clearance, consent or approval (each, a “Consent”) from any Governmental Authority, except as may be required (i) solely by reason of Purchaser’s (as opposed to any third party’s) participation in the Acquisition and the other transactions contemplated by this Agreement or the Ancillary Agreements or (ii) in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Transferred Assets;
(c)conflict with or, violate, or result in the breach of any Law applicable to Seller, any Subsidiary Transferor, the Business, or any of the Transferred Assets or by which Seller, any Subsidiary Transferor, the Business, or any of the Transferred Assets may be bound or affected;
(d)conflict with, violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default under, require Seller or any Subsidiary Transferor to obtain any Consent or give any notice to any Person pursuant to, give to any Person any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Seller, any Subsidiary Transferor or the Business under any Material Contract; or
(e)result in the creation of any Lien (other than any Permitted Lien or any Lien created by or through Purchaser or this Agreement) upon any of the Transferred Assets pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Seller or any Subsidiary Transferor is a party or by which Seller, any Subsidiary Transferor, the Business or the Transferred Assets may be bound or affected;
except, in the case of the foregoing clauses (b), (c), (d) and (e), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 3.04 Solvency; No Fraudulent Conveyance. Immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, Seller will: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. Specifically, immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, Seller will not be insolvent within the meaning of 11. U.S.C. § 101(32), Section 4245 of ERISA, or the Uniform Voidable Transactions Act, Uniform Fraudulent Transfer Act, or similar state law. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its Affiliates. In connection with the transactions contemplated by this Agreement and the Ancillary Agreements, Seller has not incurred debts beyond its ability to pay as they become absolute and matured. To the Knowledge of Seller there is no threatened bankruptcy or insolvency proceedings against it.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE TRANSFERRED ASSETS
Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Purchaser that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date).
SECTION 4.01 Business Financial Information.

20

(a)The financial information of the Business set forth in Section 4.01 of the Seller Disclosure Schedule (the “Business Financial Information”): (a) has been prepared in good faith and on the basis set forth in the column labeled “Commentary” therein; (b) is accurate in all material respects, has been correctly extracted from, and can be legitimately reconciled to, Seller’s books and records maintained and prepared in connection with the preparation of Seller’s consolidated unaudited financial statements, which are prepared in accordance with GAAP applied on a consistent basis, as of, and for the nine months ended, September 30, 2023 and (c) fairly presents, in all material respects, the financial position and the results of operations for the Business set forth in the Business Financial Information as of, and for the nine (9) months ended, September 30, 2023, subject to (i) the information set forth in the column labeled “Commentary” therein and (ii) the fact that the Business Financial Information (and the allocations and estimations made by Seller in preparing such Business Financial Information) (A) are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand-alone basis as of, and for the nine (9) months ended, September 30, 2023 and (B) are not indicative of any such costs to Purchaser and its Affiliates that will result following the Closing.
(b)Seller has not received any payments from any Person with respect to any services to be rendered or goods to be delivered by Purchaser on or after the Closing Date.
SECTION 4.02    No Undisclosed Liabilities; No Material Adverse Effect; Absence of Changes.
(a)There are no Liabilities related to the Business that would be Assumed Liabilities and required to be presented on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities included or reserved against in the Business Financial Information, (ii) Liabilities incurred in the Ordinary Course of Business after September 30, 2023, (iii) Assumed Liabilities under Assigned Contracts, (iv) Liabilities for current Taxes not yet delinquent and (v) Liabilities arising under this Agreement or any Ancillary Agreement or Liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the Business.
(b)Since September 30, 2023 through the date hereof, there has not been any event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c)Since September 30, 2023 through the date hereof:
(i)except as (i) required or otherwise contemplated by the express terms of this Agreement,
(ii) set forth in Section 4.02(c) of the Seller Disclosure Schedule, (iii) required by any Law, Order or Contract entered into prior to the date hereof or entered into in accordance with the express terms of this Agreement, or (iv) undertaken to comply with the policies, procedures or initiatives of Seller or its Subsidiaries generally applicable to all businesses of Seller and its Subsidiaries that are not primarily related to, or primarily targeted at, the Business and do not adversely impact, in any material respect, the Business or the Transferred Assets, or materially increase the Assumed Liabilities, neither Seller nor any of its Subsidiaries has taken any of the following actions with respect to the Business or the Transferred Assets:
(A)distribute, sell, assign, transfer, lease, license or otherwise dispose of any interest in, or incur a Lien (other than a Permitted Lien) upon, any Transferred Asset (other than Transferred Intellectual Property) other than in the Ordinary Course of Business;

21

(B)sell, assign, transfer, abandon, license or otherwise dispose of any interest in, or incur a Lien (other than a Permitted Lien) upon, any Transferred Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business;
(C)except (A) to the extent required by any Seller Benefit Plan or other Contract as in effect on the date of this Agreement or (B) for any actions for which Seller or its Affiliates shall be solely liable, (1) increase the rate of compensation and/or benefits payable to any Employee whose annual base salary exceeds $115,000, other than in connection with (x) annual merit-based salary increases that result in an increase of an individual Employee’s annual base salary (and corresponding target bonus) by no more than 8.5% or (y) promotional increases based on job performance or workplace requirements that result in an increase of an individual Employee’s annual base salary (and corresponding target bonus) by no more than 15%, (2) amend, adopt, enter into or terminate any Seller Benefit Plan, other than an amendment made in connection with the annual renewal of a health and welfare Benefit Plan, (3) recognize any labor union or enter into any collective bargaining agreement, in each case with respect to any Employee, (4) establish any severance, retention, change in control or termination obligations with any Employee, (5) terminate (other than for cause) the employment or other service of any Employee whose annual base salary exceeds $180,000, or (6) accelerate the vesting or payment of any compensation or benefits under any Seller Benefit Plan with respect to any Employee;
(D)acquire (including by merger, consolidation, share exchange or purchase of all or substantially all the assets of) any Person or business unit thereof that conducts the Business, or the assets of which constitute Transferred Assets;
(E)settle, compromise, waive or release any Action that constitutes an Assumed Liability;
(F)except in the Ordinary Course of Business, (A) enter into or renew, cancel, terminate or make any material amendments or modifications to, (B) grant any release or relinquish or waive any material rights under, or assign, convey, encumber, or fail to exercise renewal rights under, (C) assign or otherwise transfer any material rights or material claims with respect to, or waive any material term of, material default under or any Liability owing to Seller under, or (D) take any action or fail to act when such action or failure to act will cause a termination of or material breach of or default under, in each case, any Material Contract;
(G)other than with respect to Taxes that constitute Retained Liabilities, (A) adopt, amend or revoke any material Tax election, (B) settle or compromise any material assessment or Action in respect of Taxes, (C) file any material Tax Return other than on a basis consistent with past practice, amend any material Tax Return or file any claim for any material Tax Return, (D) request or execute any closing agreement with respect to material Taxes, (E) enter into any Tax sharing, indemnity or similar agreement, or (F) consent to any extension or waiver of any statute of limitations in respect of material Taxes, in each case, to the extent the same could affect Purchaser (or any of its direct or indirect owners or its Affiliates) or the Transferred Assets or the Business in respect of a Tax period (or portion thereof) commencing after the Closing;
(H)make any material loan, advance or capital contribution to, or material investment in, any Person in connection with the Business;

22

(A)enter into any Contract between the Business, on the one hand, and Seller or any of its Subsidiaries, on the other hand, that constitutes an Assigned Contract or an Assumed Liability, other than in the Ordinary Course of Business;
(B)enter into or renew, cancel, terminate or make any material amendments or modifications to any Contracts relating to social commerce or live video shopping; or
(C)authorize, or commit or agree to take, any of the foregoing actions.
(ii)Seller has conducted the Business only in the Ordinary Course of Business; and
(iii)neither the Business nor the Transferred Assets have suffered any loss, damage, destruction or other casualty affecting any material properties or assets thereof or included therein, except as would not be, individually or in the aggregate, material to the Business.
SECTION 4.03 Absence of Litigation. There are no Actions pending or, to the Knowledge of Seller, threatened, against Seller or any of its Subsidiaries that (a) seek to prevent, hinder, modify or delay the transactions contemplated by this Agreement or the Ancillary Agreements, or (b) individually or in the aggregate, would reasonably be expected to be material to the Business. There are no Governmental Orders relating to the Business, the Transferred Assets, Seller’s ownership or operation thereof, or the transactions contemplated by this Agreement or the Ancillary Agreements. Neither Seller nor any Subsidiary Transferor has commenced any Action that is pending, or has commenced preparations to initiate any Action, against any other Person in connection with the Business or the Transferred Assets.
SECTION 4.04 Compliance with Laws.
(a)Seller and its Subsidiaries are operating and have, since the Lookback Date, operated the Business in compliance in all material respects with all applicable Laws and Governmental Orders. Since the Lookback Date, neither Seller nor any of its Subsidiaries, has received any written notice or other communication from a Governmental Authority that alleges that Seller or any of its Subsidiaries is not in material compliance with any Law applicable to the Business.
(b)Seller and its Subsidiaries do not operate the Business in violation of any applicable Law relating to bribery or corruption (“Applicable Anti-bribery Law”), and have not offered, paid, promised to pay or authorized the payment of any money or anything else of value, whether directly or through another Person, to (i) any Governmental Official in order to (A) influence any act or decision of any Governmental Official, or (B) induce such Governmental Official to use his or its influence with a Governmental Authority; (ii) any foreign political party or official thereof or any candidate for foreign political office in order to, in violation of any Applicable Anti-bribery Law; or (iii) any other Person, in each case, in any manner that would violate any Applicable Anti-bribery Law in any material respect.
SECTION 4.05 Governmental Licenses and Permits. Section 4.05 of the Seller Disclosure Schedule sets forth a true and complete list of all Permits that are necessary for Seller and its Subsidiaries to operate the Business as currently operated. All such Permits are in full force and effect and no violation of, or default under, any such Permits has occurred which would give any Governmental Authority any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, except where such violation or default, individually or in the aggregate, would not reasonably be expected to be material to the Business. No suspension, cancellation, modification, revocation or nonrenewal of any such Permit is pending or, to the Knowledge of Seller, threatened.

23

SECTION 4.06    Sufficiency of Assets; Title.
(a)The Transferred Assets, together with the rights of Purchaser under this Agreement and the Ancillary Agreements, include all assets, properties and rights necessary to operate the Business immediately following the Closing in all material respects in the manner and to the extent currently conducted by Seller and its Subsidiaries, except for (i) any Overhead and Shared Services, (ii) the Seller Policies, or (iii) any Shared Contract. Without limiting the generality of the foregoing, the Transferred Assets include the data sets listed on Section 4.06(a) of the Seller Disclosure Schedule.
(b)The Transferred Assets include, without limitation, in all material respects, all of the Prior Acquisition Assets, other than (i) the Excluded Businesses; (ii) the equity interests of Complex Media, Inc., CM Partners, LLC or any other Person; (iii) Cash (as defined in the Prior Acquisition Agreement); (iv) any Shared Contracts; and (v) Contracts entered into by Complex Media, Inc. or CM Partners, LLC that have, since the Prior Acquisition Closing, expired or terminated in accordance with the terms of the applicable Contract in effect at the time of the Prior Acquisition Closing.
(c)Seller or a Subsidiary Transferor holds good and valid title to or has valid, transferable leases, licenses or rights to use, all Transferred Assets free and clear of all Liens, except for Permitted Liens.
(d)Except as set forth on Section 4.06(d) of the Seller Disclosure Schedule and the Assigned Contracts, there are no Shared Contracts that are material to the Business.
(e)Except as set forth on Section 4.06(e) of the Seller Disclosure Schedule, there are no outstanding claims under any insurance policies of Seller or its Subsidiaries in respect of the Transferred Assets or the Assumed Liabilities.
SECTION 4.07 Real Property. Except for the real property that is the subject of the Lease Agreement (the “Leased Real Property”), there is no real property that Seller or any of its Subsidiaries owns, uses or leases exclusively in the conduct of the Business. To the Knowledge of Seller, the Leased Real Property is not subject to any Governmental Order to be sold and is not being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of Seller, has any such condemnation, expropriation or taking been proposed. The Lease Agreement is a legal, valid and binding obligation of Complex Media, Inc., enforceable against such Person in accordance with its terms and, to Seller’s Knowledge, each other party thereto, subject in all cases to the Enforceability Exceptions. Seller has made available to Purchaser a complete and correct copy of the Lease Agreement. Complex Media, Inc. is not in material breach or default under the Lease Agreement and, to the Knowledge of Seller, no other party to the Lease Agreement is in breach or default thereunder.
SECTION 4.08 Seller Employee Benefit Plans.
(a)Section 4.08(a) of the Seller Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Seller Benefit Plan, with identification of each Seller Benefit Plan that is an Assumed Benefit Plan. With respect to each material Seller Benefit Plan, Seller has made available to Purchaser, to the extent applicable, complete and correct copies, as the date hereof, of (i) the most recent summary plan description (including any material modification) for which a summary plan description is required by applicable Law, (ii) any material written communication to or from any Governmental Authority, and (iii) with respect to each Seller Benefit Plan that is an Assumed Benefit Plan, (A) the most recently filed IRS Form 5500, (B) the most

24

recent actuarial report, financial statement and trustee report, and (C) the most recent determination or opinion letter from the IRS.
(b)Except as set forth in Section 4.08(b) of the Seller Disclosure Schedule:
(i)each Seller Benefit Plan has been maintained, operated and administered in compliance with all applicable Laws and in accordance with its terms, except as would not reasonably be expected, individually or in the aggregate, to be material to the Business;
(ii)each Seller Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received or is the subject of a currently applicable favorable determination letter, opinion letter or advisory letter from the IRS, stating that its related trust is exempt from taxation under Section 501(a) of the Code, and, to Seller’s Knowledge, no event or circumstance exists that has adversely affected or would be reasonably be expected to adversely affect the qualified status of any such Seller Benefit Plan;
(iii)neither Seller nor any Subsidiary has any liabilities for any Taxes or other penalties (whether or not assessed) under Section 4980B, 4980D or 4980H of the Code or any other provision of the Patient Protection and Affordable Care Act of 2010 with respect to any Seller Benefit Plan, except as would not reasonably be expected, individually or in the aggregate, to be material to the Business;
(iv)there is no audit or investigation pending (other than routine qualification or registration determination filings) with respect to any Seller Benefit Plan before any Governmental Authority and, to Seller’s Knowledge, no such audit or investigation has been threatened or is anticipated, in each case, except as would not reasonably be expected, individually or in the aggregate, to be material to the Business;
(v)other than routine claims for benefits received in the Ordinary Course of Business, there are no Actions pending or, to Seller’s Knowledge, threatened with respect to any Seller Benefit Plan, except as would not reasonably be expected, individually or in the aggregate, to be material to the Business;
(vi)no Seller Benefit Plan is a Benefit Plan that is subject to Title IV of ERISA, Part 3 of Subtitle B of Title I of ERISA, or Section 412 or 430 of the Code or otherwise a defined benefit pension plan (including any multiemployer plan (as defined in Section 3(37) of ERISA)) and neither Seller nor any ERISA Affiliate has now or within the six (6)-year period immediately prior to the date hereof contributed to, sponsored or maintained a “multiemployer plan” (as defined in Section 3(37) of ERISA);
(vii)neither Seller nor any of its Subsidiaries nor any of their respective directors, officers, employees or agents has engaged in or been a party to any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Seller Benefit Plan, except as would not reasonably be expected, individually or in the aggregate, to be material to the Business;
(viii)all contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made to or in respect of any Seller Benefit Plan under the terms of such Seller Benefit Plan or in accordance with Law, as of the date hereof, have been timely made or reflected on the applicable financial

25

statements, except as would not reasonably be expected, individually or in the aggregate, to be material to the Business;
(ix)neither Seller nor any Subsidiary has any obligation to provide or make available postemployment benefits under any Seller Benefit Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), except as may be required under COBRA or similar Law, and at the sole expense of such individual;
(x)no Seller Benefit Plan is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any Employee, former employee of the Business or current or former individual consultant of the Business (or any dependent of any of the foregoing) who at any point primarily provided services to Seller or its Subsidiaries outside of the United States;
(xi)neither Seller nor any Subsidiary has any obligation to gross-up, reimburse or indemnify any Employee, former employee of the Business or current or former individual consultant of the Business with respect to any Tax or related interest or penalties incurred with respect to Section 409A or 4999 of the Code; and
(xii)neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) could
(A) result in any payment (including severance, change in control or otherwise) becoming due to any Employee, former employee of the Business or current or former individual consultant of the Business under any Seller Benefit Plan, (B) increase the amount or value of any compensation or benefits otherwise payable under any Seller Benefit Plan to any Employee, former employee of the Business or current or former individual consultant of the Business or trigger an obligation to fund benefits (through a grantor trust or otherwise),
(C) result in the acceleration of time of payment or vesting of any such benefits with respect to any Employee, former employee of the Business or current or former individual consultant of the Business under any Seller Benefit Plan, or (D) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code with respect to any Employee, former employee of the Business or current or former individual consultant of the Business, except, in the case of the foregoing clauses (A), (B), and (C), for any payments or benefits for which Seller or any of its Subsidiaries shall be solely liable.
SECTION 4.09    Employee Matters.
(a)Section 4.09(a) of the Seller Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Employee by (i) name, (ii) title or position, (iii) status (part-time vs. full-time and exempt vs. non-exempt), (iv) whether paid on a salaried or hourly basis, (v) current base salary or wage rate, (vi) current target bonus, (vii) start date, (viii) work location (city and state), (ix) amount of accrued but unused vacation, and (x) an indication of whether or not such employee is on leave of absence (the “Employee List”).
(b)Except as set forth in Section 4.09(b) of the Seller Disclosure Schedule (i) no Employee is represented by a labor union, labor organization or works council (or representatives thereof) (collectively “Labor Organization”), no Labor Organization has been certified or recognized as a representative of any Employee, and neither Seller nor any of its Subsidiaries is a party to or has any obligation under any collective bargaining agreement with any Labor Organization representing an Employee, (ii) there are no pending or, to Seller’s Knowledge, threatened representation campaigns, elections or proceedings concerning union representation involving any

26

Employees, nor have there been since the Lookback Date, (iii) to Seller’s Knowledge, there are no activities or efforts of any Labor Organization to organize any Employees, (iv) there are no demands for recognition or collective bargaining, strikes, slowdowns, work stoppages or lock-outs of any kind pending, or, to Seller’s Knowledge, threats thereof, by or with respect to any Employee or any representatives thereof with respect to the Business, nor have there been any since the Lookback Date, (v) since the Lookback Date, neither Seller nor any of its Subsidiaries has engaged in, admitted committing or been held in any administrative or judicial proceeding to have committed, any unfair labor practice under the National Labor Relations Act, as amended, in respect of any Employee and the Business, and (vi) there are no Actions pending or, to Seller’s Knowledge, threatened with respect to the Business, between Seller or any of its Subsidiaries, on the one hand, and any of the Employees, or any representative thereof, on the other hand, including any relating to employment or termination of employment of any individual or group of individuals, except as would not reasonably be expected, individually or in the aggregate, to be material to the Business. Neither Seller nor any of its Subsidiaries have, during the ninety (90)-day period preceding the date hereof, effectuated a “plant closing” or a “mass lay-off” (as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or similar state or local Law (the “WARN Act”)), in either case affecting any site of employment or facility of Seller or any of its Subsidiaries relating to the Business, and there is no unsatisfied Liability with respect to any such “plant closing” or “mass lay-off.”
(c)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business, Seller and each of its Subsidiaries have complied with each, and is not in violation in any respect of any, applicable Law relating to the employment or engagement of any Employee, former employee of the Business or current or former individual consultant of the Business, including without limitation applicable Laws relating to anti-discrimination, equal employment opportunities, health and safety regulations, hiring, hours, wages, employment, classification, promotion, termination or benefits.
SECTION 4.10    Contracts.
(a)Section 4.10(a) of the Seller Disclosure Schedule lists, as of the date hereof, each Assigned Contract of the following types, other than any Assumed Benefit Plan (each a “Material Contract”):
(i)any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting or advertising Contract involving payments in excess of $150,000, individually or in the aggregate;
(ii)any Contract relating to or evidencing indebtedness of the Business or Seller in connection with the Business or the Transferred Assets, including mortgages, other grants of security interests, guarantees or notes;
(iii)any Contract granting most-favored-nation pricing, exclusive sales, distribution, marketing or other exclusive rights, non-competition restrictions, rights of refusal, rights of first negotiation or similar rights and/or terms to any third party in respect of the Business, other than, for the avoidance of doubt, Contracts containing employee, contractor, service provider or similar non-solicit or non-hire obligations;
(iv)any Contract for capital expenditures in excess of $30,000 in the aggregate;

27

(v)any Contract guaranteeing the Liabilities of any other Person (not including director, officer or employee (or with respect to content creators, independent contractors) indemnification obligations entered into in the Ordinary Course of Business);
(vi)any Contract (A) under which the Business receives or is granted a material license with respect to any Intellectual Property of a third party or (B) that grants to any third Party any material license (including any such license with respect to a title or trademark related to any Material Transferred Content) with respect to any Transferred Intellectual Property, in each case other than (1) generally available off-the-shelf Software licenses, (2) non-exclusive licenses granted (to or by a third party) in the Ordinary Course of Business and (3) non-disclosure agreements and agreements with employees and independent contractors where the grant of rights under Intellectual Property is non- exclusive and incidental to the primary purpose of such agreement;
(vii)(A) any joint venture or similar Contract, (B) any Contract that involves a sharing of revenues, profits, expenses or losses with other Persons in excess of $250,000 for the year ended December 31, 2022, except for Contracts for recurring ad revenue sharing with third parties or (C) any Contract that involves the payment of royalties to any other Person in excess of $250,000 per annum;
(viii)any Contract pursuant to which Seller is the lessee or lessor of, or holds, uses, or makes available for use to any Person any Equipment that is material to the Business;
(ix)any broker, output, distributor, licensing, agency, or purchase Contract relating to Material Transferred Content;
(x)any acting, writing, directing, producing, development, option, option- purchase, attachment, shopping or similar agreement relating to Material Transferred Content, in each case, that involves payment to or from any Person in excess of $150,000 per annum;
(xi)any Contract with any Governmental Authority
(xii)any Contract with any Related Party of Seller;
(xiii)any merger, asset or stock purchase or divestiture Contract;
(xiv)any hedging, futures, financial option or other derivative Contract;
(xv)any Contract relating to settlement of any Governmental Order since the Lookback Date;
(xvi)any Contract that results in any Person holding a power of attorney that relates to the Business or the Transferred Assets that will not be terminated at or prior to the Closing; or
(xvii)any other Contract, whether or not made in the Ordinary Course of Business that (A) involves a future liability or receivable, as the case may be, in excess of
$250,000 on an annual basis or in excess of $150,000 over the current Contract term, (B) has a term greater than one year and cannot be canceled by Seller without penalty or further

28

payment and without more than 60 days’ notice or (C) is otherwise material to the business, operations, assets, financial condition, results of operations or prospects of the Business, taken as a whole.
(b)Each Material Contract is a legal, valid and binding obligation of Seller or one of its Subsidiaries, enforceable against such Person in accordance with its terms and, to Seller’s Knowledge, each other party thereto, subject in all cases to the Enforceability Exceptions, except for such failures to be a legal, valid and binding obligation or enforceable that, individually or in the aggregate, would not be material to the Business. Seller has made available to Purchaser a complete and correct copy of each written Material Contract, in each case as amended, supplemented or otherwise modified through (and including) the date of this Agreement.
(c)Neither Seller nor any of its Subsidiaries is in breach, violation or (with or without notice or lapse of time or both) default under any Material Contract and, to the Knowledge of Seller, no other party to any such agreement is in breach, violation or default thereunder, except, in each case, for any such breach, violation or default that, individually or in the aggregate, would not be material to the Business, nor has Seller or its Subsidiaries received any notice of any such breach, violation or default.
(d)As of the date of this Agreement, neither Seller nor any Subsidiary Transferor has received any written notice seeking (i) to excuse a third party’s non-performance, or delay a third party’s performance, under a Material Contract due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.
SECTION 4.11 Brokers or Finders. Except for fees or commissions that will be paid by Seller, no agent, broker, finder, investment banker or other Person engaged by or on behalf of Seller or any of its Affiliates is or will be entitled any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Seller or any of its Affiliates.
SECTION 4.12 Intellectual Property.
(a)Section 4.12(a) of the Seller Disclosure Schedule contains a complete and accurate list of all Transferred Intellectual Property that is registered, issued or the subject of a pending application with any Governmental Authority. To Seller’s Knowledge, the Transferred Intellectual Property set forth in Section 4.12(a) of the Seller Disclosure Schedule is valid, subsisting and enforceable.
(b)Seller or a Subsidiary Transferor is the exclusive owner of, and holds good and valid title to, the Transferred Intellectual Property and the Material Transferred Content free and clear of any and all Liens, except for Permitted Liens.
(c)There are no claims pending, or to Seller’s Knowledge, threatened in writing, that (i) the operation of the Business infringes, misappropriates or is otherwise in violation of any Intellectual Property of any Person or (ii) challenge the validity or enforceability of any material Transferred Intellectual Property or Material Transferred Content.
(d)To Seller’s Knowledge: (i) the operation of the Business does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person and (ii) no rights in any Transferred Intellectual Property or Material Transferred Content are being infringed, misappropriated or otherwise violated by any Person.

29

(e)Seller and its Subsidiaries have taken commercially reasonable actions to maintain and protect the Transferred Intellectual Property and to preserve the confidentiality of the material trade secrets included in the Transferred Intellectual Property.
(f)All current and former employees and contractors of Seller and its Subsidiaries who contribute or have contributed to the development of material Transferred Intellectual Property or Material Transferred Content in the course of their employment or engagement have assigned to Seller or its Subsidiary exclusive ownership of all such employee or contractor’s right, title, and interest in and to such Intellectual Property.

(g)The Transferred Intellectual Property and the Transferred Content constitute all the Intellectual Property rights exclusively used in or necessary for the operation of the Business as conducted at the Closing Date.
(h)No material Transferred Intellectual Property is subject to any open source license terms or is used in a manner which would (i) require the disclosure or distribution of such material Transferred Intellectual Property in source code form, or (ii) to Seller’s Knowledge, require as a condition of its use, modification or distribution that any material Transferred Intellectual Property be disclosed or distributed or require the licensing thereof for the purpose of making derivative works.
(i)In the last twelve (12) months, there have been no failures, breakdowns, breaches, outages or unavailability of the hardware, firmware, networks, platforms, servers, interfaces, applications, web sites and related systems primarily used in the Business (collectively, the “Business Information Systems”). To Seller’s Knowledge, the Business Information Systems are free from any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry) or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase Software, hardware, or data.

SECTION 4.13    Taxes.
(a)All material Tax Returns required to be filed with respect to the Transferred Assets or the Business have been timely filed (taking into account all extensions of due dates validly obtained) with the appropriate Governmental Authority, and all such Tax Returns are true, complete and correct in all material respects and prepared in accordance with applicable Law in all material respects. No amended Tax Returns or claims for refunds have been filed with respect to Taxes in respect of the Business, taken as a whole, or the Transferred Assets.
(b)All material Taxes (whether or not shown as due and owing on any Tax Return) with respect to the Transferred Assets or the Business have been timely paid (taking into account all extensions of due dates). All applicable Laws relating to withholding and record retention in respect of the Business or the Transferred Assets have been timely complied with.
(c)The Business Financial Information reflects all non-income Taxes in respect of the Business and the Transferred Assets as of September 30, 2023 and, since September 30, 2023, no Taxes in respect of the Business and the Transferred Assets have been incurred other than in the Ordinary Course of Business.
(d)There are no outstanding waivers extending the statutory period of limitations relating to material Taxes in respect of the Transferred Assets or the Business.

30

(e)There are no Liens for Taxes upon or pending against the Transferred Assets or the Business other than Permitted Liens described in clause (a) of the definition thereof.
(f)There have been no Actions relating to material Taxes or Tax Returns in respect of the Transferred Assets or the Business and no such Actions have been threatened. Neither Seller, its Subsidiaries or any of their respective Affiliates have received any claim by any jurisdiction to the effect that a Tax Return filing may be required in respect of the Business or the Transferred Assets, or that the Transferred Assets or Business may otherwise be subject to taxation by such jurisdiction.
(g)There is no Tax allocation, Tax sharing or Tax indemnity or similar agreement or arrangement, or any other agreement, the principal purpose of which involves the allocation, determination or payment of Taxes with respect to the Transferred Assets, the Business, or Seller or any of its Affiliates that bind, obligate or restrict Purchaser or any of its Affiliates.
SECTION 4.14    Customers and Suppliers.

(a)Section 4.14(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list each of the top 10 third-party customers (by revenue) of the Business during the nine-month period ended September 30, 2023 (each, a “Material Customer”), together with (i) the revenues in connection with the Business received from each such Material Customer, (ii) the amount for which each such Material Customer was invoiced during such period and (iii) the percentage of the total sales of the Business represented by sales to each Material Customer during such period, in each case, as determined in accordance with Seller’s accounting practices, policies and systems (and, in each case, excluding allocations of shared revenues which have otherwise been included in the Business Financial Information).
(b)Section 4.14(b) of the Seller Disclosure Schedule sets forth a true, complete and correct list each of the top 10 third party suppliers (by spend) of the Business for the nine-month period ended September 30, 2023 (each, a “Material Supplier”), together with the dollar volume of purchases paid to each such Material Supplier in connection with the Business, in each case, as determined in accordance with Seller’s accounting practices, policies and systems.
(c)Seller has not received any written notice, or to the Knowledge of Seller, any oral statement, from any Material Customer or Material Supplier that any such Material Customer or Material Supplier will not continue as a customer or supplier of the Business after the Closing; or that it intends to otherwise modify in any material respect its business relationship with Seller or its Subsidiaries, as it relates to the Business.
SECTION 4.15 Affiliate Transactions. No current or, to the Knowledge of Seller, former director or “officer” (as defined in Section 16(a) of the Exchange Act) of Seller or its Subsidiaries (nor any Related Party thereof) (a) owns any Transferred Asset, or (b) is a party to or the beneficiary of any Assigned Contract, except, in each case, for compensation and benefits payable under a Benefit Plan or employment agreement to officers or directors in their capacity as such.
SECTION 4.16 Equipment. The Transferred Assets include the Equipment set forth on Section 4.16 of the Seller Disclosure Schedule. Section 4.16 of the Seller Disclosure Schedule lists, among other things, the serial numbers for all laptops and other computing devices used by the Employees on the Employee List (other than the Non-Transferring Employees). All Equipment included in the Transferred Assets has been maintained in all material respects in accordance with past practice and generally accepted industry practice. Each item of such Equipment included in the Transferred Assets is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is

31

being put. All such leased Equipment included in the Transferred Assets is in all material respects in the condition required of such property by the terms of the lease applicable thereto.
SECTION 4.17 Conduct of Business. Seller has conducted and operated the Business only through Seller and the Subsidiary Transferors and not through any other direct or indirect Subsidiary or Affiliate of Seller.

32

SECTION 4.18    Privacy and Security.
(a)With respect to the Business and the Transferred Assets, Seller and its Subsidiaries are in compliance in all material respects with and, since the Prior Acquisition Closing, have complied in all material respects (and required and monitored the compliance in all material respects of applicable third parties that process data or Personal Information on their behalf) with (x) all applicable U.S., state, foreign and multinational Laws (including to the extent applicable Regulation (EU) 2016/679 of the European Parliament and Council of 27 April 2016 (General Data Protection Regulation) and the California Consumer Privacy Act of 2018) relating to privacy or data security; (y) industry-standard practices, standards, self-governing rules and policies binding on Seller and its Subsidiaries with respect to the Business and the Transferred Assets; and (z) the published, posted and internal agreements and policies of Seller and its Subsidiaries related to privacy and data security applicable to the Business and the Transferred Assets (which are in conformance with applicable Laws) (all of the foregoing collectively, “Privacy Laws”) with respect to: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby, in each case, that is used in the operation of the Business or contained in the Transferred Assets (“Personal Information”) (including such Personal Information of visitors who use Seller’s or its Subsidiaries’ respective Websites that are related exclusively to the Business, and Personal Information related to the suppliers, clients and distributors of the Business), whether any of same is accessed or used by Seller or its Subsidiaries or any of their respective business partners;
(ii) non-personally identifiable information subject to Privacy Laws (including such Personal Information of visitors who use Seller’s or its Subsidiaries’ respective Websites that are related exclusively to the Business, and Personal Information related to the suppliers, clients and distributors of the Business that is contained in the Transferred Assets), whether any of same is accessed or used by Seller or its Subsidiaries or any of their respective business partners; (iii) spyware and adware; (iv) the procurement or placement of advertising from or with reputable Persons and Websites; (v) the use of Internet searches associated with or using particular words or terms; (vi) the sending of solicited or unsolicited electronic mail messages; and (vii) privacy generally.
(b)With respect to the Business and the Transferred Assets, (i) neither Seller nor its Subsidiaries have received any notice, claim, demand, audit or action alleging any violation of any Privacy Law; (ii) to the Knowledge of Seller, neither Seller nor its Subsidiaries have experienced any material incident in which Personal Information was stolen, lost, destroyed, altered or improperly accessed, disclosed or used without authorization, including arising from any breach of security; and (iii) the performance of this Agreement and the Ancillary Agreements will not violate any applicable Privacy Laws in any material respect, or any other privacy or data security requirements or obligations imposed under any Assigned Contract in any material respect, or prevent Seller, its Subsidiaries or Purchaser from using or processing any Personal Information consistent with the manner in which such Personal Information is processed by Seller and its Subsidiaries as of the date of this Agreement.
(c)With respect to the Business and the Transferred Assets, Seller and its Subsidiaries post all policies with respect to the matters set forth in Section 4.18(a) on their respective Websites related exclusively to the Business in conformance in all material respects with Privacy Laws.
(d)With respect to the Business and the Transferred Assets, (i) to the Knowledge of Seller, the advertisers and other Persons with which the Seller or its Subsidiaries have contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information and to

33

non-personally identifiable information (including Privacy Laws regarding spyware and adware) in any material respect, (ii) neither Seller nor any of its Subsidiaries serves advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation in contravention of applicable Privacy Laws, and (iii) neither Seller nor any of its Subsidiaries has received (and does not have knowledge of) a material volume of consumer complaints relative to Software downloads that resulted in the installation of Seller’s or any of its Subsidiaries’ respective tracking technologies.
(e)With respect to the Business and the Transferred Assets, (i) Seller and its Subsidiaries take commercially reasonable steps to protect the operation, confidentiality, integrity and security of their respective Software, Business Information Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same; and (ii) without limiting the generality of the foregoing, each of Seller and its Subsidiaries (x) uses adequate-strength encryption technology of at least 128-bit where required by applicable Privacy Laws and (y) has implemented a security plan designed to (A) identify internal and external risks to the security of Seller’s or its Subsidiaries’ confidential information and Personal Information and (B) implement, monitor and improve adequate and effective safeguards to control those risks.
(f)The Business does not collect “cardholder data” (as defined in the Payment Card Industry Data Security Standards).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller that all of the statements contained in this Article V are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date):
SECTION 5.01 Organization and Good Standing. Each of Purchaser and those of Purchaser’s Affiliates that are or will be parties to the Ancillary Agreements is duly organized, validly existing and, except in any jurisdiction that does not recognize such a concept, in good standing under its jurisdiction of incorporation or organization, as applicable, and has all requisite corporate or limited liability company power, as the case may be, and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay Purchaser from performing its obligations under this Agreement and the Ancillary Agreements or from consummating the transactions contemplated hereby or thereby. Each of Purchaser and those of Purchaser’s Affiliates that are or will be parties to the Ancillary Agreements is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so duly licensed or qualified would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay Purchaser from performing its obligations under this Agreement and the Ancillary Agreements or from consummating the transactions contemplated hereby or thereby.
SECTION 5.02 Authority. Each of Purchaser and those of Purchaser’s Affiliates that are or will be parties to the Ancillary Agreements has requisite power and authority and requisite legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to fully perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by each of Purchaser and those of Purchaser’s Affiliates that are or will be parties to the Ancillary Agreements of this Agreement and/or the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the

34

Acquisition and the other transactions contemplated hereby and thereby by each of Purchaser and each of Purchaser’s Affiliates that is or will be a party thereto, of this Agreement and each Ancillary Agreement to which it is or will be a signatory has been duly authorized by all requisite corporate action on the part of Purchaser and each such applicable Affiliate, and no other action on the part of Purchaser or any of Purchaser’s Affiliates is necessary to authorize this Agreement of the Ancillary Agreements or the consummation of the Acquisition and the other transactions contemplated hereby and thereby. Purchaser has duly executed and delivered this Agreement and, prior to the Closing, each of Purchaser and those of Purchaser’s Affiliates that are or will be parties to the Ancillary Agreements will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming their due execution and delivery by Seller, this Agreement constitutes Purchaser’s, and each Ancillary Agreement to which it is, or is specified to be, a party, will, after execution and delivery by Purchaser and/or such Affiliates, constitute Purchaser’s and/or such Affiliate’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.
SECTION 5.03 No Conflict; Consents and Approvals. Subject to the requirements of the HSR Act, none of (i) the execution and delivery by Purchaser and its Affiliates of this Agreement and the Ancillary Agreements to which it is or will be a party, (ii) the consummation by Purchaser and its Affiliates of the transactions contemplated hereby and thereby or (iii) the compliance by Purchaser and its Affiliates with any of the provisions hereof or thereof, as the case may be, will:

(a)conflict with, violate or result in the breach of any provision of the certificate of incorporation or by-laws or equivalent organizational documents of Purchaser or its designated Affiliates;
(b)require Purchaser or any of its Affiliates to make any filing with, or obtain any Consent from any Governmental Authority;
(c)conflict with, violate, or result in the breach of any Law applicable to Purchaser or any of its Affiliates;
(d)conflict with, violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default under, require Purchaser or any of its Affiliates to obtain any Consent or give any notice to any Person pursuant to, give to any Person any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Purchaser or its Affiliates under any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument to which Purchaser or any of its Affiliates is a party or by which any of their respective assets or properties is bound; or

(e)result in the creation or imposition of any Lien (other than any Permitted Lien) upon any assets of Purchaser or its designated Affiliates;
except, in each case, as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay Purchaser or its Affiliates from performing its obligations under this Agreement and the Ancillary Agreements or from consummating the transactions contemplated hereby or thereby.

35

SECTION 5.04 Absence of Litigation. There are no Actions pending or, to the knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates seeking to prevent, hinder, modify or materially delay the transactions contemplated hereby.
SECTION 5.05 Brokers. Except for fees or commissions that will be paid by Purchaser, no agent, broker, finder, investment banker or other Person engaged by or on behalf of Purchaser or any of its Affiliates is or will be entitled any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.
SECTION 5.06 Financial Capability. Purchaser has sufficient funds to consummate the Closing and all other transactions contemplated by this Agreement and the Ancillary Agreements and to deliver the Purchase Price and all fees, expenses and other amounts related to the transactions contemplated by this Agreement and the Ancillary Agreements payable by Purchaser on the Closing Date.
SECTION 5.07 Solvency. Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement, the payment of the Purchase Price the Closing Date, and all related fees and expenses, assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Acquisition as set forth herein, the accuracy of the representations and warranties in Article III and Article IV and the performance by Seller of its obligations hereunder in all material respects, Purchaser and its Subsidiaries designated pursuant to Section 2.01 or Section 2.02, taken as a whole, (a) as of the Closing Date will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities) as they become absolute and mature and (b) shall not have, as of such dates, unreasonably small capital to carry on their businesses in which they are engaged.
SECTION 5.08 No Other Representations or Warranties. Purchaser has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Transferred Assets, the Assumed Liabilities, the Business and its operations, condition (financial or otherwise) and prospects. Except for the representations and warranties of Seller contained in Article III and Article IV (including related portions of the Seller Disclosure Schedule) or in any certificates delivered by Seller in connection with the Closing, Purchaser acknowledges that neither Seller nor any Person on behalf of Seller or any of its Affiliates has made or makes, and Purchaser expressly disclaims any reliance upon, any other express or implied representation, warranty or other statement with respect to Seller, its Subsidiaries, the Transferred Assets, the Assumed Liabilities, the Business, the condition (financial or otherwise) and prospects or with respect to any other information provided or made available to Purchaser in respect of the Transferred Assets, the Assumed Liabilities and the Business in connection with this Agreement and the transactions contemplated hereby.

36

SECTION 6.01    Access to Information.

ARTICLE VI
COVENANTS

37

(a)From and after the Closing, Purchaser shall, and shall cause its Subsidiaries to, give Seller and its employees, agents and representatives, upon reasonable advance notice and during regular business hours, reasonable access to the assets and properties of the Business, and to all information, files, documents and records relating to the Business, for any and all periods prior to and including the Closing Date that Seller may reasonably require in connection with any Action by or against any Person not party to, or not a third party beneficiary of, this Agreement; provided, that any such access shall be at a reasonable time, under the supervision of Purchaser’s personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operation of the businesses of Purchaser and its Affiliates. Notwithstanding anything contained in this Agreement, neither Purchaser nor any of its Subsidiaries shall have any obligation to make available to Seller or its employees, agents or representatives, or provide Seller or its employees, agents or representatives with, (i) (A) any consolidated, combined or unitary income Tax Return filed by Purchaser, or any of its Affiliates or predecessors, or any material relating to the foregoing or (B) any other Tax Return, Tax related document or other Tax information which does not relate to a Transferred Asset or the Business and a Tax period (or portion thereof) ending on or prior to the Closing or any material relating to the foregoing, provided, however, any documents or materials provided under this Section 6.01(a) that are not exclusively related to the Transferred Assets or the Business in respect of a Tax period (or portion thereof) ending on or prior to the Closing, will be provided on a pro forma basis and/or redacted for information not related to the Transferred Assets or the Business in respect of a Tax period (or portion thereof) ending on or prior to the Closing, or (ii) access to any books, records, personnel, officers, or facilities if such access would (A) pursuant to the advice of Purchaser’s legal counsel (including in-house legal counsel), jeopardize any attorney-client or other legal privilege (including Tax Return preparer privilege),
(B) contravene any applicable Law, fiduciary duty or Contract (including any confidentiality agreement to which Purchaser or any of its Affiliates is a party) (it being understood that Purchaser shall cooperate in any reasonable requests for waivers in relation to this Section 6.01(a)(ii)(A) and (B) that would enable disclosure to Seller to occur without so jeopardizing privilege or contravening such Law, duty or Contract), (C) expose Purchaser or its Subsidiaries to Liability for disclosure of Personal Information in violation of applicable Law, or
(D) cause competitive harm to Purchaser or its Affiliates.
(b)From and after the Closing, Seller shall, and shall cause its Subsidiaries to, give Purchaser and its employees, agents and representatives, upon reasonable advance notice and during regular business hours, reasonable access to the assets and properties relating to the Business, and to all information, files, documents and records relating to the Business that Purchaser may reasonably require in connection with any Action by or against any Person not party to, or not a third party beneficiary of, this Agreement; provided, that any such access shall be at a reasonable time, under the supervision of Seller’s personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operation of the businesses of Seller and its Affiliates. Notwithstanding anything contained in this Agreement, neither Seller nor any of its Subsidiaries shall have any obligation to make available to Purchaser or its employees, agents or representatives, or provide Purchaser or its employees, agents or representatives with, (i) (A) any consolidated, combined or unitary income Tax Return filed by Seller, or any of its Affiliates or predecessors, or any material relating to the foregoing, or (B) any other Tax Return, Tax related document or other Tax information which does not relate to a Transferred Asset or the Business and a Tax period (or portion thereof) ending on or prior to the Closing or any material relating to the foregoing provided,

38

however, any documents or materials provided under this Section 6.01(b) that are not exclusively related to the Transferred Assets or the Business in respect of a Tax period (or portion thereof) ending on or prior to the Closing, will be provided on a pro forma basis and/or redacted for information not related to the Transferred Assets or the Business in respect of a Tax period (or portion thereof) ending on or prior to the Closing, or (ii) access to any books, records, personnel, officers, or facilities if such access would (A) pursuant to the advice of Seller’s legal counsel (including in-house legal counsel), jeopardize any attorney-client or other legal privilege (including Tax Return preparer privilege), (B) contravene any applicable Law, fiduciary duty or Contract (including any confidentiality agreement to which Seller or any of its Affiliates is a party) (it being understood that Seller shall cooperate in any reasonable requests for waivers in relation to this Section 6.01(b)(ii)(B) that would enable disclosure to Purchaser to occur without so jeopardizing privilege or contravening such Law, duty or Contract), (C) expose Seller or its Subsidiaries to Liability for disclosure of Personal Information in violation of applicable Law, or (D) cause competitive harm to Seller or its Affiliates.

SECTION 6.02    Confidentiality; Publicity.
(a)The Confidentiality Agreement, dated as of August 10, 2023, between Seller and Purchaser (the “Confidentiality Agreement”) shall terminate as of the Closing. From and after the Closing, Purchaser and Seller shall, and shall cause each of their respective Affiliates to, treat as confidential and safeguard all Confidential Information, except that each Party and its respective Affiliates may disclose Confidential Information (i) to their representatives who need to know such Confidential Information for purposes of assisting such Party in connection with understanding its rights and obligations under this Agreement, (ii) to such Party’s owners, its Affiliates, or its and their respective directors, officers, employees, and managers and representatives of any of the foregoing,
(iii) if disclosure of such information is so required by or requested under applicable Law in accordance with Section 6.02(b), or (iv) to the extent necessary for the enforcement of such Party’s rights or remedies arising out of or relating to this Agreement or any Ancillary Agreement; provided, that each Party shall, and shall inform its respective owners, Affiliates, and its and their respective directors, officers, employees and managers and representatives of the confidential nature of the Confidential Information, and shall direct each of them to use such Confidential Information only for the purposes contemplated hereby.
(b)Notwithstanding anything to the contrary in this Section 6.02, in the event that a Party or any of its respective Affiliates is required by applicable Law or a Governmental Authority to disclose any Confidential Information, such required disclosure shall be permitted so long as, such Party shall
(i) to the extent legally permissible, prior to any such disclosure, (A) provide the other Party with prompt notice of such request or requirement describing the circumstance of such request or requirement and the scope of information which shall be made available, and (B) reasonably consult with the other Party with a view to avoiding the disclosure or narrowing its scope, including if requested, taking all reasonable steps to resist or avoid any such disclosure, and (ii) if compliance with the obligations set forth in the preceding clause (i) shall not be legally permissible, as soon as reasonably practicable and legally permissible after the disclosure, inform such other Party of the circumstances of the requirement to disclose Confidential Information and about the disclosure which was made.
(c)The Parties each shall consult with each other prior to (i) issuing any press releases or otherwise making public announcements with respect to the Acquisition or the other transactions contemplated by this Agreement, except as expressly permitted by Section 6.02(a) or as may be required by applicable Law or applicable stock exchange rules or regulations, and (ii) making any filings with any third party and/or any Governmental Authority (including any stock exchange)

39

with respect to the Acquisition or the other transactions contemplated by this Agreement. Notwithstanding the preceding sentence, either Party may make any press release, public statement or filing, so long as the statements contained therein with respect to the Acquisition and the other transactions contemplated by this Agreement are substantially similar to statements contained in previous press releases, public statements or filings made by Seller or Purchaser in compliance with the provisions of the preceding sentence.
SECTION 6.03 Bulk Sales. Purchaser hereby waives compliance by Seller and its Subsidiaries with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the Business to Purchaser and its Affiliates.

SECTION 6.04 Insurance.
(a)Purchaser hereby acknowledges that the Seller Policies will not transfer with the Business as part of the Acquisition. Purchaser shall not, and shall cause its Affiliates, as applicable, not to, assert, by way of any Action or otherwise, any right to any Seller Policies or any benefit under any such Seller Policies. Seller and its Affiliates shall retain after the Closing all right, title and interest in and to Seller Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof; provided that in the event Seller or its Affiliates receive any insurance proceeds or refunds after the Closing Date with respect to a loss concerning the Transferred Assets, all such proceeds or refunds actually received by Seller shall be paid to Purchaser within fifteen (15) Business Days of receipt thereof, less any deductible or reasonable out-of-pocket costs incurred by Seller in connection with the recovery of such proceeds. Notwithstanding the foregoing, nothing in this Section 6.04 shall require Seller to pay to Purchaser any insurance proceeds or refunds received by Seller to the extent such proceeds or refunds are in respect of any Retained Liability.
(b)Effective as of the Closing, except as set forth in Section 6.04(a), Purchaser hereby releases, on behalf of itself and its Affiliates, all rights to all Seller Policies.
SECTION 6.05 Certain Services and Benefits Provided by Affiliates; Intercompany Matters; Further Assurances.
(a)Purchaser acknowledges that the Business currently receives Overhead and Shared Services from Seller and its Subsidiaries. Purchaser further acknowledges that, except as otherwise expressly provided in the Transition Services Agreement, all such Overhead and Shared Services shall cease, and any agreement with Seller or any Affiliate of Seller in respect thereof shall terminate, in each case, as of the Closing Date.
(b)Except as set forth in Schedule 6.05(b) or the Transition Services Agreement, Purchaser and Seller agree that, from and after the Closing, all rights and obligations of any Party under all agreements and arrangements between Seller and its Subsidiaries, on the one hand, and the Business, on the other hand, shall terminate and be cancelled without any further Liability.
(c)Each of the Parties shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby as promptly as practicable, including the execution and delivery of such assignments, deeds and other documents as may be necessary to transfer any Transferred Assets or Assumed Liabilities as provided in this Agreement.

40

SECTION 6.06 Seller Trademarks. As soon as reasonably practicable after the Closing Date but in no event later than the date that is sixty (60) calendar days after the Closing Date, Purchaser shall, and shall cause each of its Affiliates to, cease and discontinue use of the Seller Trademarks and all names and Trademarks incorporating or confusingly similar to the Seller Trademarks. Except as provided under this Section 6.06, and notwithstanding anything to the contrary in this Agreement or any use of the Seller Trademarks by the Business prior to the Closing, any and all rights of the Business to use the Seller Trademarks shall terminate as of the Closing and shall immediately revert to Seller and its Subsidiaries along with any and all goodwill associated therewith.
SECTION 6.07 Non-Transferred Software; Information. Purchaser agrees that, following the Closing Date, Purchaser shall, and shall cause its Subsidiaries to:
(a)not use any third-party or Seller information, data or materials (including any software or Confidential Information) installed on or otherwise accessible via or made available on any Equipment included in the Transferred Assets as of the Closing Date if such information, data or materials (including any software or Confidential Information) is not included in the Transferred Assets or licensed to Purchaser for such use, except as otherwise provided in the Transition Services Agreement. Seller shall, within thirty (30) calendar days following the Closing, delete all such information, data and materials (including software and Confidential Information) pursuant to the Transition Services Agreement; and
(b)to the extent any Confidential Information is included in or loaded on the Equipment included in the Transferred Assets as of the Closing Date, or is otherwise accessible to Purchaser or any of its Affiliates as of or after the Closing Date (including under the Transition Services Agreement), Purchaser shall, and shall cause each of its Affiliates to, promptly delete or destroy all copies of or not access or retain (as applicable) such Confidential Information.

(c)process any Personal Information contained in the Transferred Assets solely in compliance with applicable Laws and consistent with the manner in which such Personal Information is processed by Seller and its Subsidiaries as of the date of this Agreement.
SECTION 6.08 Maintenance of Books and Records. After the Closing, each of the Parties hereto shall preserve, until at least the sixth (6th) anniversary of the Closing Date, all pre-Closing records possessed or to be possessed by such Party relating to the Business. After the Closing Date, until at least the sixth (6th) anniversary of the Closing Date, upon any reasonable request from a Party or its employees, agents or representatives, the Party holding such records shall (a) provide to the requesting Party or its employees, agents or representatives reasonable access to such records during normal business hours and (b) permit the requesting Party or its employees, agents or representatives to make copies of such records, in each case at no cost to the requesting Party or its employees, agents or representatives (other than for reasonable out-of- pocket expenses); provided, however, that nothing herein shall require either Party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law (it being understood that each Party shall cooperate in any reasonable requests for waivers in relation to such Law, duty or Contract that would enable disclosure to the other Party to occur without so jeopardizing privilege or contravening such Law, duty or Contract). Such records may be sought under this Section 6.08 for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, financial reporting, Tax, Action (other than any Action arising under or in connection with this Agreement or any Ancillary Agreement), federal securities disclosure or other similar needs of the Party seeking such records.
SECTION 6.09 Non-Solicitation; Non-Disparagement.

41

(a)During the Restricted Period, Seller shall not, and Seller shall cause each of its Controlled Affiliates not to, directly or indirectly, solicit for employment, employ or retain any Transferred Employee, provided, that nothing herein shall prevent Seller or its Controlled Affiliates from (i) soliciting for employment, or employing, any Transferred Employee who has not been in the employ of Purchaser or its Affiliates for at least 12 months prior to the commencement of employment discussions, or (ii) employing any Transferred Employee who responds to a general solicitation or advertisement not targeted at the Transferred Employees, Purchaser or its Affiliates.
(b)Except as expressly provided in the Transition Services Agreement, during the Restricted Period, Purchaser shall not, and Purchaser shall cause each of its Controlled Affiliates not to, directly or indirectly, solicit for employment, employ or retain any employee of Seller and its Subsidiaries who is not a Transferred Employee, provided, that nothing herein shall prevent Purchaser or its Controlled Affiliates from (i) soliciting for employment, or employing, any such employee who is no longer in the employ of Seller or its Affiliates or (ii) employing any such employee who responds to a general solicitation or advertisement not targeted at such employees.
(c)Each Party agrees that, during the Restricted Period, it shall not, and shall cause each of its Controlled Affiliates not to, directly or indirectly, disparage the other Party, its employees, or any of its Affiliates (including, with respect to Purchaser following the Closing, the Business and the Transferred Assets) in any way that would reasonably be expected to adversely affect the goodwill, reputation or business relationships of such other Party, its employees, or its Affiliates with the public generally, or with any of their customers, suppliers or employees; provided that nothing in this Section 6.09(c) shall preclude either Party from making truthful statements or disclosures that are required by applicable Law or Action, or to the extent necessary to enforce such Party’s or its Affiliates’ rights under this Agreement or any Ancillary Agreement.
SECTION 6.10 Shared Contracts. With respect to the Shared Contracts, Purchaser and Seller shall, for the respective periods following the Closing set forth in the Transition Services Agreement, use commercially reasonable efforts to provide Purchaser with the benefits relating to the Business Portion of certain Shared Contracts as a service on the terms and subject to the conditions set forth in the Transition Services Agreement (including by means of any licensing, operating, subcontracting, sublicensing or subleasing arrangement) and Purchaser shall bear all costs, Liabilities and burdens with respect to the Business Portion of such Shared Contracts. Seller shall not renew any expired Shared Contracts without the prior written consent of Purchaser, unless Purchaser and its Affiliates are no longer party to such renewed Contracts and do not bear any costs, Liabilities, burdens or other obligations with respect to such renewed Contracts.
SECTION 6.11 Accounts Receivable; Accounts Payable.
(a)Accounts Receivable. The Parties acknowledge and agree that accounts receivable to the extent relating to services rendered prior to the Closing, whether or not invoiced prior to the Closing, shall remain the property of Seller or its Subsidiaries and shall be collected by Seller or its Subsidiaries subsequent to the Closing following receipt of payment with respect to such accounts receivable. In the event that, subsequent to the Closing, Purchaser or an Affiliate of Purchaser receives any payments from any obligor with respect to an account receivable or other payment belonging to Seller, then Purchaser shall, within ten (10) calendar days after receipt of such payment, remit the full amount of such payment to Seller. In the case of the receipt by Purchaser of any payment from any obligor of both Seller and Purchaser then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Purchaser with the excess, if any, remitted to Seller. In the event that, subsequent to the Closing, Seller or any of its Subsidiaries receives any payments from any obligor with respect to an account receivable of Purchaser that relate to services

42

rendered after the Closing or other payment belonging to Purchaser, Seller shall, within ten (10) calendar days after receipt of such payment, remit the full amount of such payment to Purchaser. In the case of the receipt by Seller of any payment from any obligor of both Seller and Purchaser then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Seller with the excess, if any, remitted to Purchaser.
(b)Accounts Payable. In the event that, subsequent to the Closing, Purchaser or an Affiliate of Purchaser receives any invoices from any third party with respect to any account payable of the Transferred Assets to the extent relating to services rendered prior to the Closing, then Purchaser shall, within ten (10) calendar days after receipt of such invoice, provide such invoice to Seller. In the event that, subsequent to the Closing, Seller or any of its Subsidiaries receives any invoices from any third party with respect to any account payable of Purchaser or any of its Affiliates that relate to services rendered during any period after the Closing, then Seller shall, within ten (10) calendar days after receipt of such invoice, provide such invoice to Purchaser.
SECTION 6.12 R&W Insurance Policy. Purchaser shall obtain a buyer-side representation and warranty insurance policy for purposes of the Acquisition (any such policy the “R&W Insurance Policy”). Purchaser shall, and shall cause its Subsidiaries to, as applicable, (i) pay the premiums, commissions, fees, Taxes and other costs and expenses of procuring and maintaining the R&W Insurance Policy and (ii) take all actions necessary in order to ensure that, except in the case of Fraud, none of Seller, any of its Subsidiaries or any current or former shareholder, partner, member, manager, director, officer, employee, agent, attorney or other representative of Seller or any of its Subsidiaries shall be liable pursuant to a right of subrogation or contribution or otherwise under the R&W Insurance Policy or any other representation and warranty insurance policy purchased by Purchaser or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby. The undertakings of Purchaser contained in the immediately preceding sentence are intended to be for the benefit of, and shall inure to the benefit of and be enforceable by, each of the Persons identified in the preceding sentence and their respective heirs and legal representatives.
SECTION 6.13 Seller Entity Name. Except as required to provide Forward Services (as defined in the Transition Services Agreement) under the Transition Services Agreement, promptly after the Closing, and in no event later than sixty (60) days after the Closing, the Seller and its Affiliates shall cease use of all Transferred Intellectual Property, including the “COMPLEX” Trademark (collectively, the “Business Mark”). Promptly (and in any event within five (5) Business Days) following the Closing, Seller shall duly authorize and file or cause to be filed all necessary amendments to Seller’s (and any of its Affiliates’) articles of incorporation (or equivalent organizational documents) to remove from their legal entity names any reference to the Business Mark and shall provide Purchaser with evidence of such amendments.
SECTION 6.14 Transfer of Domain Names and Social Media Accounts. Seller shall, and shall cause the Subsidiary Transferors to, transfer control of any domain names and social media accounts included in the Transferred Intellectual Property to Purchaser in accordance with the Transition Services Agreement.
ARTICLE VII
EMPLOYEE MATTERS
SECTION 7.01 Offers of Employment.
(a)No later than the Closing Date, Seller shall provide Purchaser with access to personnel records, personnel files and such other information (excluding social security numbers and personal addresses), in each case with respect to the Employees on the Employee List (other than the Non- Transferring Employees), as Purchaser may reasonably request, subject to applicable data privacy Laws. No later than three (3) Business Days after the Closing Date, Purchaser shall offer

43

employment to, or cause its Affiliates to offer employment to, each Employee (other than the Non- Transferring Employees) (with such offers of employment to specify that they will expire if not accepted by such Employee within three (3) Business Days after the date the offer is made to such Employee), with such employment to be effective upon the termination of the Continued Employment Term (as defined in the Transition Services Agreement). Each Employee who accepts an offer of employment from Purchaser or its Affiliates and actually commences employment upon the termination of the Continued Employment Term is referred to herein as a “Transferred Employee” and the date any such Employee actually commences employment with Purchaser or one of its Affiliates is referred to herein as such individual’s “Transfer Date.” Nothing herein shall be construed as a representation or guarantee by Seller that any particular Employee shall accept an offer of employment or shall continue in employment or service with Purchaser and its Affiliates following the applicable Transfer Date.
(b)All offers of employment by Purchaser to the Employees pursuant to Section 7.01(a) shall be at least at the same annual base salary or wage rate, annual target short-term incentive opportunities, general position and location, in each case as provided by Seller immediately prior to the Closing Date. Purchaser shall, and shall cause its Affiliates to, comply with all applicable Laws relating to the offers of employment to, and continuation of employment of, the Employees after the Closing.
(c)Seller and Purchaser intend that the transactions contemplated by this Agreement, including the transfers of employment of any Transferred Employees, shall not constitute a severance or termination of employment of any Transferred Employee prior to or upon the applicable Transfer Date for purposes of any severance or termination under any Benefit Plan, program, policy, agreement or arrangement of Seller or any of its Affiliates, and that Transferred Employees shall have continuous and uninterrupted employment immediately before and immediately after the applicable Transfer Date, and Purchaser shall, and shall cause its Affiliates to, comply with any requirements under applicable Law to ensure the same. Such offers shall be on terms sufficient to avoid contractual, statutory or common law severance or separation benefits or any other legally mandated payment obligations, other than where such severance or obligations are automatic.
SECTION 7.02 Seller Benefit Plans. Effective as of the Transfer Date of any Transferred Employee, such Transferred Employee shall cease all active participation in and accrual of benefits under the Seller Benefit Plans that are not Assumed Benefit Plans (the “Retained Benefit Plans”), provided that Transferred Employees shall remain on Seller’s Benefit Plan(s) that are health plans until the end of the month of termination. Seller shall retain sponsorship of any and all Liabilities in respect of the Retained Benefit Plans. With respect to each Transferred Employee, effective as of the Transfer Date of any such Transferred Employee, Purchaser shall assume and honor in accordance with their existing terms the Assumed Benefit Plans, if any, and shall be solely responsible for, and shall assume and indemnify and hold harmless Seller and its Affiliates against, all Liabilities under the Assumed Benefit Plans with respect to such Transferred Employee, solely to the extent arising after such Transfer Date. Seller shall not sponsor, contribute to or maintain, or have any Liability with respect to, the Assumed Benefit Plans with respect to any Transferred Employee to the extent arising after such Transferred Employee’s Transfer Date. For the avoidance of doubt, Seller and its Affiliates shall be solely responsible for, and shall indemnify and hold harmless Purchaser and its Affiliates against, all Liabilities in respect of the Retained Benefit Plans and all Liabilities in respect of any Assumed Benefit Plans with respect to any Transferred Employee solely to the extent arising on or prior to such Transferred Employee’s Transfer Date.
SECTION 7.03 Benefits Continuation. For a period of one (1) year following the Closing Date or such lesser period of time as a Transferred Employee remains employed by Purchaser or one of its Affiliates (the “Benefits Continuation Period”), Purchaser shall, or shall cause its Affiliates to, provide each Transferred Employee (a) annual base salary or wage rate and annual target short-term incentive compensation

44

opportunities that are no less than the annual base salary or wage rate and annual target short-term incentive compensation opportunities, respectively, provided to such Transferred Employee immediately prior to the Closing Date, and (b) employee benefits (including annual target long-term incentive compensation opportunities) that are no less favorable, in the aggregate, to such Transferred Employee than those benefits that Purchaser provides to its similarly situated employees during such period.
SECTION 7.04 Severance. On the Closing Date, Purchaser shall pay to Seller the Closing Severance Payment. With respect to any Transferred Employee whose employment is terminated by Purchaser or its Affiliates within the Benefits Continuation Period, Purchaser shall provide such Transferred Employee with the most favorable of (i) the severance benefits (including cash and welfare benefits) set forth on Schedule 7.04(i), and (ii) the severance benefits (including cash and welfare benefits) payable to such Transferred Employee under any applicable severance plan of Purchaser in effect at the time of such termination; provided, however, that (x) for purposes of this covenant and Purchaser’s severance plans, such Transferred Employee shall be credited for service with Seller as described in Section 7.05 and for service with Purchaser or its Affiliates following the such Transferred Employee’s Transfer Date, (y) Purchaser shall not be obligated to pay such severance pay if such Transferred Employee’s employment has been terminated for cause, as determined by Purchaser in its reasonable discretion, and (z) as a condition to such Transferred Employee’s receipt of such severance pay, Purchaser shall require such Transferred Employee to execute an irrevocable waiver and general release of claims in favor of Seller and its predecessors, successors, parents and Affiliates, and all their respective present and former officers, directors, employees, agents and representatives, which release must become effective and irrevocable in accordance with its terms prior to the payment of such severance pay.
SECTION 7.05 Service Credit. From and after the applicable Transfer Date, Purchaser shall give or cause to be given to each Transferred Employee full credit for all purposes (including for purposes of eligibility to participate or receive benefits, vesting, benefit accrual, level of benefits and including for purposes of severance, vacation/paid time off, layoff and similar benefits and for any purposes as may be required under applicable Law, but excluding any defined benefit plan or equity or equity-based compensation plans), under each Benefit Plan established or maintained by Purchaser or its Affiliates under which Transferred Employees are eligible to participate on or after the Closing for service accrued or deemed accrued on or prior to the applicable Transfer Date with Seller or any predecessor thereof to the same extent that such credit was recognized by Seller under comparable Seller Benefit Plans immediately prior to such Transfer Date; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits for the same period of service.
SECTION 7.06 Pre-Existing Conditions/Copayment Credit. With respect to each welfare Benefit Plan maintained, sponsored or contributed to by Purchaser or its Affiliates after the Closing (collectively, the “Purchaser Welfare Benefit Plans”) in which any Transferred Employee or spouse or dependent thereof may be eligible to participate on or after the applicable Transfer Date, Purchaser shall use commercially reasonable efforts to (a) waive, or cause its Affiliates or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Transferred Employee or spouse or dependent thereof, and any other restrictions that would prevent immediate or full participation by such Transferred Employee or spouse or dependent thereof, under such Purchaser Welfare Benefit Plan, to the same extent satisfied or waived under a comparable Seller Benefit Plan, and (b) provide or cause its Affiliates to provide full credit to each Transferred Employee or spouse or dependent thereof for any co-payments, deductibles, out-of-pocket expenses and for any lifetime maximums paid by such Transferred Employee or spouse or dependent thereof under the comparable Seller Benefit Plan during the relevant plan year up to and including the applicable Transfer Date as if such amounts had been paid under such Purchaser Welfare Benefit Plan.

45

SECTION 7.07 401(k) Plan. Effective not later than the termination of the Continued Employment Term, Purchaser shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from Tax under Section 501(a) of the Code) (as applicable, the “Purchaser 401(k) Plan”). Purchaser shall provide that each Transferred Employee participating in a Seller Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Seller 401(k) Plan”) immediately prior to the applicable Transfer Date shall become a participant in the corresponding Purchaser 401(k) Plan as of or as soon as practicable following such Transfer Date. Purchaser agrees to cause the Purchaser 401(k) Plan to allow each Transferred Employee to make a “direct rollover” to the Purchaser 401(k) Plan of the account balances of such Transferred Employee (including promissory notes evidencing any outstanding loans) under the Seller 401(k) Plan in which such Transferred Employee participated prior to the applicable Transfer Date if the Seller 401(k) Plan Permits such a direct rollover and if such direct rollover is elected in accordance with applicable Law by such Transferred Employee. The rollovers described herein shall comply with applicable Law, and each Party shall make all filings and take any actions required of such Party under applicable Law in connection therewith. Following such transfer of account balances, Seller shall have no Liability for any costs, expenses or damages that may result from any claim for any benefit alleged to be payable under the Seller 401(k) Plan with respect to Transferred Employees and their beneficiaries who have transferred their account balances from the Seller 401(k) Plan to the Purchaser 401(k) Plan.
SECTION 7.08 Closing-Year Corporate Bonuses. Seller shall, on or promptly after the later of the Closing Date and the date on which Seller otherwise determines calendar year 2023 bonus amounts for its employees, deliver to Purchaser a schedule of the bonus amounts which Seller determines would otherwise be payable to each Transferred Employee for performance during calendar year 2023 were such Transferred Employee to be employed by Seller or its Affiliates at the time such bonuses were otherwise to be paid under the applicable Seller Benefit Plan (each such amount, a “Closing-Year Corporate Bonus Amount”, plus the employer-portion of payroll Taxes associated therewith, the “Seller Corporate Bonus Amount”); provided that, this covenant shall not apply to the extent that Seller pays any such Seller Corporate Bonus Amounts to the Transferred Employees prior to the Closing. On or about the time that the Transferred Employees would otherwise have been paid such bonuses under the applicable Seller Benefit Plan, Seller shall transfer to Purchaser cash in an amount equal to the sum of the aggregate Seller Corporate Bonus Amounts in respect of each Transferred Employee then employed by Purchaser, and Purchaser shall be responsible for paying the applicable Closing-Year Corporate Bonus Amount to each such Transferred Employee promptly thereafter.
SECTION 7.09 Vacation. For purposes of determining the number of vacation or annual leave days to which each Transferred Employee shall be entitled following the applicable Transfer Date, Purchaser shall, or shall cause its Affiliates to, assume and honor all vacation or annual leave days accrued or earned but not yet taken by such Transferred Employee as of the applicable Transfer Date. To the extent that a Transferred Employee is entitled under any applicable Law to be paid for any vacation or annual leave days accrued or earned but not yet taken by such Transferred Employee as of the applicable Transfer Date, Seller shall, or shall cause its Affiliates to, discharge the Liability for such vacation or annual leave days. Without limiting the generality of Section 7.03, for the duration of the Benefits Continuation Period, Purchaser shall, or shall cause its Affiliates to, provide to each Transferred Employee, vacation and annual leave policies that are no less favorable than those policies that Purchaser provides to its similarly situated employees during such period.
SECTION 7.10 Visas; Work Permits. If any Transferred Employee requires a visa, work Permit or employment pass or other approval for his or her employment to transfer to or continue with Purchaser or its Affiliates following the applicable Transfer Date, Purchaser shall use its commercially reasonable efforts to see that any necessary applications are promptly made and to secure the necessary visa, Permit, pass or

46

other approval, and Seller shall provide such assistance as reasonably requested by Purchaser in connection therewith.
SECTION 7.11 Allocation of Employment Liabilities. Except as otherwise specifically provided in this Agreement, (a) Purchaser shall assume and be solely responsible for all employment and employee-benefits related Liabilities that relate to the Transferred Employees (or any dependent or beneficiary of any Transferred Employee) arising after the Closing, and (b) Seller shall retain and be solely responsible for all employment and employee-benefits related Liabilities that relate to (i) the Transferred Employees (or any dependent or beneficiary of any Transferred Employee) arising on or prior to the Closing and (ii) Employees who do not become Transferred Employees (or any dependent or beneficiary thereof), whether arising before, on or after the Closing (other than, in the case of this clause (ii), with respect to severance costs that Purchaser is responsible for pursuant to Section 7.04).
SECTION 7.12 WARN Act. Purchaser shall not, and shall cause its Affiliates not to, take any action during the ninety (90)-day period following the Closing with respect to the Transferred Employees that would give rise to a “plant closing” or “mass layoff” or group termination under the WARN Act, whether standing alone or when aggregated with other employee layoffs by Seller or Purchaser. Purchaser agrees to provide, or to cause its Affiliates to provide, any required notice under the WARN Act and to otherwise comply with the WARN Act with respect to any “plant closing” or “mass layoff” (as such terms are defined in the WARN Act) or group termination or similar event affecting Transferred Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring on or after the Closing Date.
SECTION 7.13 Employment Tax Reporting Responsibility. Seller and Purchaser hereby agree to follow the standard procedure for employment Tax withholding as provided in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004-35. Accordingly, Seller shall have employment Tax reporting responsibilities for the wages and other compensation it pays to Employees and Purchaser shall have employment Tax reporting responsibilities for the wages and other compensation it pays or causes to be paid to Transferred Employees.
SECTION 7.14 No Third-Party Beneficiaries; No Guarantee of Employment. Notwithstanding anything in this Article VII to the contrary, nothing contained herein, whether express or implied, shall be treated as an establishment, amendment or other modification of any Seller Benefit Plan or any Purchaser Benefit Plan, or shall limit the right of Purchaser or any of its Affiliates to amend, terminate or otherwise modify any Assumed Benefit Plan, Purchaser Benefit Plan or other employee Benefit Plan following the Closing Date. Seller and Purchaser acknowledge and agree that all provisions contained in this Article VII are included for their sole benefit, and that nothing in this Article VII, whether express or implied, shall create any third party beneficiary or other rights (a) in any other Person, including any Employee, any participant in any Seller Benefit Plan or Purchaser Benefit Plan, or any dependent or beneficiary thereof, or (b) to continued employment with Purchaser or any of its Affiliates or to any particular term or condition of employment.
ARTICLE VIII
TAX MATTERS
SECTION 8.01 Transfer Taxes. Purchaser, on the one hand, and Seller, on the other hand, shall each be liable for and pay fifty percent (50%) of any and all Transfer Taxes. The Parties will use commercially reasonable efforts to cooperate and timely prepare any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Unless otherwise required by applicable Law, Purchaser will prepare and timely file all Tax Returns with respect to Transfer Taxes. Seller or any of its Affiliates will file any other Tax Return with respect to Transfer Taxes required to be filed by Seller or any of its Affiliates. The Party that files such Tax Return

47

shall furnish to the other Party (“Non-Filing Party”) a copy of any such Tax Return and a copy of a receipt showing payment of any such Transfer Taxes within ten (10) Business Days of availability of such receipt. The Non-Filing Party shall pay to the Party that files such Tax Return fifty percent (50%) of all Transfer Taxes shown as paid by such Party within five (5) Business Days of written demand from such Party, provided that no payment shall be required more than three (3) days before the Transfer Tax is required to be paid under applicable laws.
SECTION 8.02 Straddle Period Taxes. The amount of Taxes (and any refund of or credit for such Taxes) allocable to either a Pre-Closing or Post-Closing portion of any Straddle Period shall equal: (a) for any real, personal and intangible property Taxes (and any refund of or credit for such Taxes), the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the denominator of which is the total number of days in the Straddle Period, and the numerator being either (i) the number of days during the Straddle Period that are prior to the Closing Date (for the Pre-Closing portion), or (ii) the number of days during the Straddle Period that include and follow the Closing Date (for the Post-Closing portion); and (b) for all other Taxes, determined on a closing of the books basis, effective as of the end of the day on the Closing Date.
SECTION 8.03 Tax Cooperation. Seller and Purchaser agree to furnish or cause their Affiliates to furnish, to each other, upon request and at the sole cost of the requesting party, as promptly as reasonably practicable, such information and assistance relating to the Transferred Assets as is reasonably necessary for the filing of all Tax Returns and other Tax filings contemplated by this Agreement, the preparation for any audit or Tax proceeding by any Governmental Authority and the defense of any Tax claim relating to the Transferred Assets; provided that neither Party will be permitted to inspect or otherwise review any Consolidated Tax Return or other income Tax Return of the other Party.
SECTION 8.04 Withholding Taxes. Purchaser is permitted to deduct and withhold Taxes from all amounts payable hereunder as required under applicable Law; provided, that if Purchaser intends to deduct and withhold any Taxes from any amounts payable to Seller hereunder (other than compensatory payments or as a result of the failure of Seller to provide the forms specified in Section 2.05(a)(ii)), it shall use commercially reasonable efforts to notify Seller in writing of its intention to deduct and withhold such amounts and the reason therefore at least three (3) days prior to effecting any such withholding, and each party shall use commercially reasonable efforts to minimize such withholding or deduction. Purchaser shall timely pay over to the appropriate Governmental Authority any amounts withheld pursuant to this Section
8.04. To the extent that any amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made.
SECTION 8.05 Tax Characterization of Adjustments. Seller and Purchaser agree to treat all payments made either to or for the benefit of the other following the Closing (including any payments made under any indemnity provisions of this Agreement), as adjustments to the Purchase Price for all Tax purposes, except as otherwise required by applicable Law.
SECTION 8.06 Tax Sharing Agreements. Any tax allocation, Tax sharing or Tax indemnity or similar agreement or other arrangement the primary purpose of which is the sharing of Taxes with respect to the Transferred Assets or the Business shall be terminated as of the Closing, and neither Purchaser nor any of its Affiliates shall have any obligations or liabilities thereunder.
ARTICLE IX
NO SURVIVAL
SECTION 9.01 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all

48

rights, claims and causes of action (whether in Contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing, and thereafter there will be no liability in respect thereof, other than with respect to Fraud or those covenants and agreements set forth in this Agreement which by their nature or their express terms are required to be performed or complied with after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms. Purchaser acknowledges and agrees that, from and after the Closing, other than in the case of Fraud, Seller shall have no obligation or liability for any Losses incurred by Purchaser or any of its Affiliates, successors or assigns as a result of any inaccuracy or breach of the representations and warranties of Seller set forth in Article III or Article IV of this Agreement, irrespective of whether such amount would be covered by the R&W Insurance Policy, if any, and, other than in the case of Fraud, Purchaser shall not to bring any claims or Actions against Seller or any of its Affiliates in respect of any such inaccuracy or breach.
ARTICLE X
INDEMNIFICATION
SECTION 10.01 Indemnification; Remedies.
(a)From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (collectively, the “Purchaser Indemnified Persons”) from and against any and all Losses actually suffered, incurred or sustained by any of them that result from, relate to or arise out of any
(i)Retained Liabilities and (ii) breach after the Closing of any covenants and agreements of Seller that contemplate performance or compliance after the Closing or otherwise expressly by their terms survive the Closing.
(b)From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Persons”) from and against any and all Losses actually suffered, incurred or sustained by any of them that result from, relate to or arise out of any
(i)Assumed Liabilities and (ii) breach after the Closing of any covenants and agreements of Purchaser that contemplate performance or compliance after the Closing or otherwise expressly by their terms survive the Closing.

49

SECTION 10.02    Notice of Claim; Defense.
(a)If (i) any third party or Governmental Authority institutes, threatens or asserts any action that may give rise to Losses for which a Party (an “Indemnifying Party”) could reasonably expected to be liable for indemnification under this Article X (a “Third-Party Claim”) or (ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third-Party Claim, then, in the case of clause (i) or (ii), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying (to the extent known) the nature of such claim and the amount of all related Losses (a “Claim Notice”); provided, however, that any failure to give such Claim Notice or to provide any such facts or amounts shall not affect the rights of the Indemnified Parties except to the extent that such failure actually prejudices the Indemnifying Party.
(b)In the event of a Third-Party Claim, the Indemnifying Party will have thirty (30) calendar days from the date on which the Indemnifying Party receives the Claim Notice to notify the Indemnified Parties in writing (email being sufficient) that the Indemnifying Party elects to assume the defense of such Third-Party Claim and to retain legal counsel of its choice, reasonably acceptable to the relevant Indemnified Parties, to represent such Indemnified Parties in connection with such Action and the Indemnifying Party shall pay the fees, charges and disbursements of such counsel. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Action, provided that (i) the Indemnifying Party shall control the defense of the Indemnified Parties in connection with such Action and (ii) the Indemnified Parties and their counsel shall cooperate with the Indemnifying Party’s counsel in connection with such Action.
(c)Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third-Party Claim (A) if (i) such Third- Party Claim relates to or arises in connection with any criminal proceeding, (ii) such Third-Party Claim seeks an injunction or equitable relief against any Indemnified Party (other than in case where the primary remedy being sought is monetary damages), (iii) the Indemnifying Party has failed or is failing to defend in good faith such Third-Party Claim, or (iv) the Indemnifying Party is also a party to such Third-Party Claim, and in the opinion of the Indemnified Party’s outside legal counsel, a conflict exists between the Indemnifying Party and the Indemnified Party (or there are defenses available to the Indemnified Party that are unavailable to the Indemnifying Party) or
(B) to the extent such Third-Party Claim does not relate to any Losses for which the Indemnifying Party is liable pursuant to this Agreement.
(d)The Indemnifying Party shall have the right to settle, compromise or discharge a Third-Party Claim either (i) with the prior written consent of the applicable Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), or (ii) without any Indemnified Party’s consent if such settlement, compromise or discharge (x) provides for no relief other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party,
(y) includes as an unconditional term thereof the giving by the Person(s) asserting such Third-Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third-Party Claim and (z) does not contain an admission of liability or wrongdoing on the part of any Indemnified Party.
(e)Notwithstanding the foregoing, if the Indemnifying Party elects not to retain counsel reasonably satisfactory to the relevant Indemnified Parties and assume control of such defense within thirty
(30) calendar days of receipt of a Claim Notice or if both the Indemnifying Party and any Indemnified Party are parties to or subjects of such Action and conflicts of interests exist between

50

the Indemnifying Party and such Indemnified Party, then the Indemnified Parties shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such Action and assume control of the defense of the Indemnified Parties in connection with such Action, and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnified Parties shall be reimbursed by the Indemnifying Party. Whether the Indemnifying Party or the Indemnified Party controls the defense of any Third-Party Claim, the Parties shall cooperate in the defense thereof in accordance with Section 10.02(f). Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Action that is entered into by the Indemnified Party without its prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
(f)From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its employees, legal counsel, experts and representatives reasonable access, during normal business hours and upon prior written notice, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to the Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of- pocket expenses of the Indemnified Parties); provided that the Indemnifying Party shall take reasonable precautions so as not to jeopardize any privilege reasonably available to an Indemnified Party in respect of any of its records.
SECTION 10.03    No Duplication; Exclusive Remedy.
(a)Notwithstanding anything to the contrary in this Agreement, the amount of any Losses to which an Indemnified Party will be entitled pursuant to this Article X shall be calculated net of the amount of any recoveries actually received by such Indemnified Party under any existing insurance policies or any other source (which recoveries shall be net of any actual, reasonable and documented out- of-pocket collection costs and reserves, expenses, Taxes, deductibles or premium adjustments or retrospectively rated premiums incurred or paid to procure such recoveries) in respect of any Losses suffered, paid, sustained or incurred by such Indemnified Party.
(b)From and after the Closing, except in the case of Fraud or as provided in Section 11.14, the exclusive remedy of Purchaser and the other Purchaser Indemnified Persons in connection with this Agreement and the transactions contemplated hereby (whether under this Contract or arising under common law or any other Law) shall be as provided in this Article X.
SECTION 10.04 No Right of Set-Off. No Party shall have any right to set off any unresolved indemnification claim pursuant to this Article X against, and there shall not otherwise be any right to set off or counterclaim in the event of the non-performance of any obligation to make any payment due pursuant to this Agreement or any other Ancillary Agreement.
ARTICLE XI
GENERAL PROVISIONS
SECTION 11.01 Waiver. Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Except as otherwise provided in this Agreement, any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights.

51

SECTION 11.02 No Conflict. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Ancillary Agreement, the terms and conditions of this Agreement shall prevail.
SECTION 11.03 Expenses.
(a)Except as otherwise provided in this Agreement or the Ancillary Agreements, the Parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.
(b)Unless otherwise indicated, all dollar amounts stated in this Agreement are stated in U.S. currency, and all payments required under this Agreement shall be paid in U.S. currency in immediately available funds.
SECTION 11.04 Notices. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by national overnight courier service or by registered or certified mail (with return receipt requested), postage prepaid with regard to all notices of claims and demands, or alternatively for all other notices, by e-mail (provided no “bounce back” or notice of non-delivery is received) and shall be deemed to have been duly given, as applicable: (a) when delivered in person; (b) when delivered by overnight delivery service or registered mail or certified mail; or (c) when transmitted by email (if transmitted prior to 6 p.m. (Eastern Time), otherwise the next Business Day after such transmission) to the respective Persons at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.04):

(a)if to Purchaser to:
Commerce Media Holdings, LLC 7060 Hollywood Blvd., 2nd Floor Los Angeles, CA 90028 Attention: Emerson Yenokida Email: emerson@thentwrk.com with a copy (which shall not constitute notice) to: Gibson, Dunn & Crutcher LLP
333 South Grand Avenue Los Angeles, CA 90071 Attention: Kevin Masuda
E-mail: kmasuda@gibsondunn.com

(b)if to Seller, to:
BuzzFeed Media Enterprises, Inc. 229 West 43rd Street
New York, New York Attention: Chief Legal Officer
Email: david.arroyo@buzzfeed.com; notices@buzzfeed.com

52

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP 3 World Trade Center
175 Greenwich Street New York, NY 10007
Attention: Valerie Ford Jacob; Paul K. Humphreys
Email: valerie.jacob@freshfields.com; paul.humphreys@freshfields.com

SECTION 11.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 11.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
SECTION 11.07 Entire Agreement. This Agreement (including the Seller Disclosure Schedule), together with the Ancillary Agreements and the Confidentiality Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof.
SECTION 11.08 Disclosure Schedule. For purposes of the representations and warranties of Seller contained herein, disclosure in one section of the Seller Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to any other representations or warranties by Seller calling for disclosure of such information only if it is reasonably apparent on the face of the Seller Disclosure Schedule (without reference to the contents of any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such disclosure is applicable to such other representation or warranty. The inclusion of any information in any section of the Seller Disclosure Schedule or other document delivered by Seller pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
SECTION 11.09 Assignment. Neither Party may assign any of its rights or obligations hereunder, without the prior written consent of the other Party; provided, however, that Purchaser may assign any or all of its rights and interests hereunder to one or more of its Affiliates, if Purchaser nonetheless remains fully responsible for the performance of its obligations hereunder. Any assignment in violation of this Section
11.09 shall be null and void.
SECTION 11.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of Section 6.11 and Article X shall be for the benefit of the Persons named therein.
SECTION 11.11 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties.

53

SECTION 11.12    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement and all matters arising out of or relating to this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in Contract, tort, common or statutory law, equity or otherwise), will be interpreted, construed and governed by and in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.
(b)Each of the Parties (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby (or, if that court does not have subject matter jurisdiction over such Action, the Superior Court of the State of Delaware (Complex Commercial Division)) or if the subject matter jurisdiction over such Action is vested exclusively in the federal courts of the U.S., the United States District Court for the District of Delaware located in Wilmington, Delaware,
(ii) agrees that all claims in respect of any such legal proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby (whether in Contract, tort, common or statutory law, equity or otherwise) in any other court and (v) agrees that a final, non-appealable judgment in any such Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action brought in accordance with this Section 11.12.
(c)EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF AN ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12(C), (iii) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (iv) MAKES THIS WAIVER VOLUNTARILY.
SECTION 11.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email or other electronic means (including in portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.
SECTION 11.14 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. The Parties acknowledge and agree that the Parties shall be entitled, without posting a bond or similar indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court as specified in Section 11.12. The remedies available to the Parties pursuant

54

to this Section 11.14 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any Party from seeking any other remedy at law or in equity.
SECTION 11.15 Retention of Counsel.
(a)If and to the extent that any of Purchaser and its Affiliates obtain or claim to have obtained the right to assert that any legal counsel, including Freshfields Bruckhaus Deringer US LLP or Freshfields Bruckhaus Deringer LLP (“Seller Counsel”), has a conflict of interest as a result of any work performed, representation or relationship by such counsel for, of or with any Seller Related Person (as defined below) prior to the Closing to the extent in connection with this Agreement, the Ancillary Agreements, other agreements or documents contemplated hereby or thereby, or any transactions contemplated hereby or thereby (such work, representation or relationship, a “Pre- Closing Representation”), Purchaser waives and shall not assert, and shall cause its Affiliates to waive and not to assert, to the fullest extent permitted by Law, any such conflict of interest in any matter arising in connection with this Agreement, the Ancillary Agreements, other agreements or documents contemplated hereby or thereby, or any transactions contemplated hereby or thereby. As used in this Section 11.15, “Seller Related Person” means each of Seller, its Affiliates and their respective stockholders, officers, employees, agents, representatives and directors.
(b)Purchaser waives and shall not assert, and agrees to cause its Affiliates, to waive and not to assert, any attorney-client privilege, work product protection or any other applicable legal privilege or protection with respect to any document or record created by or for any legal counsel to a Seller Related Person, or communication between any legal counsel and any Seller Related Person, in each case created or occurring in connection with (i) any Pre-Closing Representation (including in connection with a dispute with Purchaser or its Affiliates in connection with this Agreement) or (ii) any third party claim where Seller is leading the defense of such third party claim and has agreed to indemnify Purchaser and its Affiliates (“Indemnified Third-Party Claim Materials”); it being the intention of the Parties that all such rights to such attorney-client privilege, work product protection or other applicable legal privilege or protection and rights to control such attorney-client privilege, work product protection or other applicable legal privilege or protection shall be retained by Seller or such other Seller Related Person, as the case may be (or legal counsel to Seller or such other Seller Related Person in the event the protection or privilege belongs to the legal counsel), and that Seller or such other Seller Related Person, as applicable, and not any of Purchaser, or its Affiliates, shall have the sole right to decide whether or not to waive any such attorney-client privilege, work product protection or other applicable legal privilege or protection.
(c)From and after the Closing, none of Purchaser or its Affiliates shall have access to any document or record created by or for any legal counsel to a Seller Related Person, or communication between any legal counsel and any Seller Related Person, in each case created or occurring in connection with any Pre-Closing Representation (including in connection with a dispute with Purchaser or its Affiliates (including in connection with any claim by any of Purchaser or any of its Affiliates in connection with this Agreement)) or any Indemnified Third-Party Claim Materials, all of which shall be Excluded Assets and shall be and remain the property of Seller or such other Seller Related Person, as the case may be (or legal counsel to Seller or such other Seller Related Person in the event the protection or privilege belongs to the legal counsel), and not of Purchaser or its Affiliates, and Purchaser shall not, and shall cause its Affiliates and each Person acting or purporting to act on their behalf not to, seek to obtain the same by any process on the grounds that the privilege or protection attaching to such documents, records or communications belongs to any of Purchaser or its Affiliates, does not belong to Seller or any Seller Related Person, or has been waived or

55

otherwise lost by Seller or any Seller Related Person (or legal counsel to Seller or such Seller Related Person in the event the protection or privilege belongs to the legal counsel).
SECTION 11.16 No Presumption. The Parties agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a Party or Parties on the grounds that the Party or Parties drafted or was more responsible for drafting the provisions.

[Signature Page Follows]

56

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUZZFEED MEDIA ENTERPRISES, INC.

By: /s/ Jonah Peretti     Name: Jonah Peretti
Title: Chief Executive Officer

COMMERCE MEDIA HOLDINGS, LLC

By: /s/ Aaron Levant     Name: Aaron Levant
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]